SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     June 8, 2001

AVNET, INC

(Exact name of Registrant as Specified in its Charter)

New York	1-4224	11-1890605

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2211 South 47th Street, Phoenix, Arizona		85034

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code — (480) 643-2000

Not Applicable

(Former Name or Former Address if Changed Since Last Report)

FORM 8-K
Management's Discussion and Analysis of Financial Condition and Results of Operations
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Management's Discussion and Analysis of Financial Condition and Results of Operations
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
EX-23

Item 2. Acquisition or Disposition of Assets.

      On June 8, 2001, Avnet, Inc. (“Avnet”) completed its acquisition of Kent Electronics Corporation (“Kent”) following approval of the Amended and Restated Merger Agreement and Plan of Merger dated as of March 21, 2001 (the “Merger Agreement”) by Avnet and Kent shareholders on June 6, 2001. Pursuant to the Merger Agreement, Kent was merged into Avnet and its separate existence ceased. Kent shareholders received 0.87 of a share of Avnet common stock for each share of Kent common stock held, with cash paid in lieu of any fractional shares based on $25.84 per Avnet share. Avnet will issue approximately 25.3 million shares of Avnet common stock to Kent shareholders and an additional 1.7 million shares have been reserved for issuance upon the exercise of outstanding warrants and stock options. On June 8, 2001, the closing price for a share of Avnet common stock for New York Stock Exchange composite transactions was $24.30.

      Additional information required by Item 2 of Form 8-K was previously reported (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) in Avnet's Registration Statement on Form S-4, Registration No. 333-58852.

Item 7. Financial Statements and Exhibits.

(a) and (b) The following supplemental consolidated financial statements of Avnet (as restated for the acquisition of Kent accounted for using the pooling-of-interests method for business combinations) are filed as part of this Report:

Fiscal years ended June 30, 2000, July 2, 1999 and June 26, 1998:

Page

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended June 30, 2000, July 2, 1999 and June 26, 1998.	5

Report of Independent Public Accountants	15

Supplemental Consolidated Balance Sheets at June 30, 2000 and July 2, 1999	16

Supplemental Consolidated Statements of Income for the years ended June 30, 2000, July 2, 1999 and June 26, 1998	17

Supplemental Consolidated Statements of Shareholders’ Equity for the years ended June 30, 2000, July 2, 1999 and June 26, 1998	18

Supplemental Consolidated Statements of Cash Flows for the years ended June 30, 2000, July 2, 1999 and June 26, 1998	19

Notes to Supplemental Consolidated Financial Statements	20

Schedule II (Valuation and Qualifying Accounts) for the years ended June 30, 2000, July 2, 1999 and June 26, 1998.*	37

Nine months ended March 30, 2001 and March 30, 2000

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine month periods ending March 30, 2001 and March 31, 2000.	38

Supplemental Consolidated Balance Sheets at March 30, 2001 and June 3, 2000	44

Supplemental Consolidated Statements of Income for the nine months ended March 30, 2001 and March 31, 2000	45

Supplemental Consolidated Statement of Cash Flows for the nine months ended March 30, 2001 and March 31, 2000	46

Notes to Supplemental Consolidated Financial Statements	47

* Schedules other than that above have been omitted because they are not applicable or the required information is shown in the supplemental consolidated financial statements or notes thereto.

(c)    Exhibits:

Exhibit
Number

2	Amended and Restated Agreement and Plan of Merger dated as of March 21, 2001 by and between Avnet, Inc. and Kent Electronics Corporation, filed as Appendix A to the Joint Proxy Statement/Prospectus constituting Part I of Amendment No. 1 to Avnet’s Registration Statement on Form S-4, Registration No. 333-58852 and incorporated by reference herein.

23	Consent of Arthur Andersen LLP

S I G N A T U R E

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVNET, INC. (Registrant)

Date: June 9, 2001	By:	/s/ Raymond Sadowski Raymond Sadowski Senior Vice President and Chief Financial Officer

Fiscal years ended June 30, 2000, July 2, 1999 and June 26, 1998

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      For an understanding of the significant factors that influenced the performance of Avnet and its subsidiaries (the “Company”) during the past three fiscal years, the following discussion should be read in conjunction with the supplemental consolidated financial statements, including the related notes, and other information appearing elsewhere in this Report. Reference herein to any particular year or quarter generally refers to the Company’s fiscal year periods.

      On June 8, 2001, Avnet, Inc. (“Avnet”) completed its acquisition of Kent Electronics Corporation (“Kent”) following approval of the Amended and Restated Merger Agreement and Plan of Merger dated as of March 21, 2001 (the “Merger Agreement”) by Avnet and Kent shareholders on June 6, 2001. Pursuant to the Merger Agreement, Kent was merged into Avnet and its separate existence ceased. Kent shareholders received 0.87 of a share of Avnet common stock for each share of Kent common stock held, with cash paid in lieu of any fractional shares based on $25.84 per Avnet share. Avnet will issue approximately 25.3 million shares of Avnet common stock to Kent shareholders and an additional 1.7 million shares have been reserved for issuance upon the exercise of outstanding warrants and stock options. On June 8, 2001, the closing price for a share of Avnet common stock for New York Stock Exchange composite transactions was $24.30.

      The accompanying supplemental consolidated financial statements and accompanying notes have been restated to reflect the acquisition of Kent which was accounted for as a pooling-of-interests. The periods combined are more fully discussed in Note 1 to the Supplemental Consolidated Financial Statements. The combination does not give effect to the potentially significant synergies that the Company expects to realize from the combined operations going forward.

      In connection with the acquisition, the Company paid approximately $55 million (excluding gross up for any excise taxes due) to the former chairman and chief executive officer of Kent related to change of control and other agreements. The Company expects additional merger and integration costs will be recorded in the fourth quarter of 2001. Such costs will be charged to expense as a result of the transaction being accounted for as a pooling-of-interests.

      Effective as of the beginning of 1999, Avnet changed its organizational structure to strengthen its focus on its core businesses and thereby better meet the needs of both its customers and its suppliers. This change involved dividing the former Electronic Marketing Group into its two major lines of business: the distribution of electronic components and the distribution of computer products. This change resulted in the creation of two operating groups, Electronics Marketing (“EM”) and Computer Marketing (“CM”). EM focuses on the global distribution of and value-added services associated with electronic components. CM focuses on middle-to high-end value-added computer products distribution and related services. In addition, the Company has a third operating group — Avnet Applied Computing (“AAC”) — which began operating in the Americas effective as of the beginning of the second quarter of 2000 and in Europe effective as of the beginning of the third quarter of 2000. AAC, which was created by combining certain components from EM’s and CM’s operations, provides leading-edge technologies such as microprocessors to system integrators and manufacturers of general purpose computers, and provides design, integration, marketing and financial services to developers of application-specific computer solutions. AAC-type activities in Asia are still included as part of EM. These operations are included as part of AAC as of the beginning of 2001. The Company’s fourth segment, Kent, is a specialty electronics distributor and network integrator. References below under “Results of Operations” to “EM,” “CM,” “AAC” and “Kent” are to the new group structure. The results for AAC in the Americas and Europe prior to the beginning of the second and third quarters of 2000, respectively, are included in EM and CM as the results of the operating groups have not been restated. Therefore, the group information supplied below for 2000 is not comparable to the information for prior periods.

      The results for 2000 include the impact of the Company’s October 20, 1999 acquisition of Marshall Industries, at that time the largest acquisition in the history of the electronics components distribution industry, which is more fully described in the “Acquisitions” section to follow in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”). Marshall Industries has been merged primarily into EM with a relatively small portion having been merged into AAC.

      On August 31, 2000, the Company’s Board of Directors declared a two-for-one stock split to be effected in the form of a stock dividend (the “Stock Split”). The additional common stock was distributed on September 28, 2000 to shareholders of record on September 18, 2000. All references in this MD&A, and elsewhere in this Report, to the number of shares, per share amounts and market prices of the Company’s common stock have been restated to reflect the Stock Split and the resulting increased number of shares outstanding.

Results of Operations

Sales

      Consolidated sales were a record $9.915 billion in 2000, up 46% as compared with sales of

$6.806 billion in 1999. A significant portion of the increase in sales was due to growth within the Kent segment, further discussed below, and the acquisitions in 2000 of Marshall Industries, Eurotronics B.V. (SEI) and the SEI Macro Group. EM’s sales, which represent 66.9% of consolidated sales, were a record $6.638 billion in 2000, up 38% as compared with sales of $4.795 billion in 1999. This increase in sales was due primarily to the impact of acquisitions and the strengthening of business conditions in the electronics component distribution market. As far as EM’s sales by region are concerned, EM Americas’ sales in 2000 of $4.694 billion were up 36% as compared with the prior year, while EM EMEA’s 2000 sales were up over 37% and EM Asia’s sales were up approximately 82% as compared with 1999. CM’s sales, which represented 18.8% of consolidated sales, were $1.864 billion in 2000, up almost 20% as compared with 1999 sales of $1.555 billion. Kent’s sales, which represented 7.5% of consolidated sales, were $742.8 million in 2000, up 63% as compared with 1999 sales of $455.7 million primarily due to the acquisition of the Orange Coast Companies in 2000 and a full year of operations in the Kent segment of the Advacom and Sabredata acquisitions completed in 1999. Avnet’s newly formed group, AAC, recorded sales of $670.5 million in 2000, or 6.8% of consolidated sales. In addition, EM’s and CM’s sales for 2000 as indicated above include $368.0 million of AAC sales recorded prior to the period when AAC was separated into a separate group, making AAC’s global sales approximately $1.038 billion on a pro forma basis for 2000.

      Consolidated sales were $6.806 billion in 1999, up 7% as compared with sales of $6.335 billion in 1998. EM’s sales of $4.795 billion in 1999 were up over 7% as compared with $4.474 billion in 1998, CM’s sales of $1.555 billion in 1999 were up almost 11% as compared with $1.404 billion in 1998, and Kent’s sales of $455.7 million in 1999 were up almost 9% as compared with $418.3 million in 1998. EM Americas’ sales in 1999 of $3.451 billion were up over 4% as compared with the prior year, while EM EMEA’s 1999 sales were up over 10% and EM Asia’s sales were up 49% due in part to sales of newly-acquired businesses. Consolidated sales benefited from the extra week of operations in 1999 as compared with 1998 due to the Company’s “52/53 week” fiscal calendar. See Note 1 to the Supplemental Consolidated Financial Statements appearing elsewhere in this Report.

Unusual Items

      As described below, the Company has recorded a number of special charges during the last three fiscal years. These charges relate primarily to the reorganization of EM’s operations in each of the three major regions of the world in which it operates and to the integration of newly acquired businesses. Management expects that the Company’s future results of operations will benefit from the expected cost savings resulting from these reorganizations and integration of new businesses, and that the impact on liquidity and sources and uses of capital will not be material.

      During 2000, the Company recorded $49.0 million pre-tax ($37.2 million included in operating expenses and $11.8 million included in cost of sales), $30.4 million after-tax and $0.29 per share on a diluted basis of incremental special charges associated with (1) the integration of acquired businesses into the Company as described below ($31.7 million), (2) the reorganization of EM’s European operations ($9.2 million), consisting primarily of costs related to the centralization of warehousing operations, (3) the reorganization of EM Asian operations ($5.4 million) and (4) costs incurred in the second quarter in connection with its lawsuit against Wyle Laboratories, Inc. and certain individuals ($2.7 million). Of the $49.0 million pre-tax charge, $29.9 million requires the use of cash ($21.6 million of which had been expended at June 30, 2000) and $19.1 million represents a non-cash charge. The balance of cash to be expended is expected to be paid by the end of 2001 except for amounts related to long-term real property lease obligations.

      The charges in 2000 associated with the integration of acquired businesses included the integration of Marshall Industries into the Company’s North American EM and AAC operations ($18.4 million), the integration of JBA Computer Solutions into CM North America ($3.2 million) and the integration of Eurotronics B.V. (SEI) and the SEI Macro Group into EM EMEA ($10.1 million). The charges related to the integration of acquired businesses and the reorganization of EM Asia are comprised of severance, inventory reserves required related to supplier terminations, real property lease terminations, employee and facility relocation costs, write-downs associated with the disposal of fixed assets, special incentive payments and other items.

      The charges related to the reorganization of EM’s European operations consisted primarily of costs related to the centralization of warehousing operations into the Company’s new facility in Tongeren, Belgium. These charges were for severance, adjustment of the carrying value of fixed assets, real property lease terminations, duplicate employee and property related costs and other items.

      The costs incurred pertaining to the Wyle lawsuit, in which the Company was the plaintiff, related to legal and professional fees associated with the trial of the case, which commenced in September 1999. On February 4, 2000, a jury in Tampa, Florida returned a verdict in the case absolving the defendants of any liability. Subsequently, the parties agreed to settle the case by dismissing all claims and appeals with prejudice and with each side bearing its own costs and expenses.

      During 1999, the Company recorded special items which positively impacted income from continuing operations before income taxes, net income and diluted earnings per share by $183.0 million, $64.0 million and $0.64, respectively. These special items consisted of the gain on the sale of the Company’s former Allied Electronics subsidiary ($252.3 million) on July 2, 1999, the last day of fiscal 1999, offset somewhat by charges recorded in connection with the disposition of the Avnet Setron catalog operation in Germany ($42.8 million) and the reorganization of EM ($26.5 million). Most of the charges related to the disposition of Avnet Setron involved the non-cash write-off of goodwill and the write-down of inventory on product lines not typically sold by EM’s core businesses. The Company sold Avnet Setron in February 2000 for an amount approximately equal to its written down value.

      The 1999 charges related to the reorganization of EM are associated principally with EM’s European operations and included severance, inventory reserves required related to supplier terminations and other items. The charge related to the reorganization of EM also included some incremental costs associated with the completion of the reorganization of EM Americas, most of the costs for which were recorded in the fourth quarter of 1998. These costs included primarily employee relocation and special incentive payments as well as some additional severance costs.

      Of the $183.0 million pre-tax gain related to the special items recorded in 1999, charges of $56.1 million are included in operating expenses ($21.8 million requires the use of cash) and $13.1 million are included in cost of sales (all of which represented a non-cash charge), and the $252.3 million pre-tax gain on the sale of Allied Electronics is shown separately in the Company’s Supplemental Consolidated Statement of Income. The unusually large impact on taxes was a result of the elimination of goodwill attributable to the Allied and Setron businesses for which no tax benefit is available. At June 30, 2000, the only cash remaining to be expended in connection with the 1999 special charges were amounts associated with long-term real property lease terminations and contractual commitments, the amounts of which are not material.

      During 1998, the Company recorded special items which negatively impacted income from continuing operations before income taxes, net income and diluted earnings per share by $14.9 million, $12.5 million and $0.12, respectively. The special items consisted of incremental charges associated with the reorganization of EM Americas ($35.4 million) and the costs related to the divestiture of Avnet Industrial, the closure of the Company’s former corporate headquarters in Great

Neck, New York and the write-down of Company-owned real estate ($13.3 million). These charges were offset somewhat by the $33.8 million pre-tax gain on the sale of the Company’s former Channel Master business. The charges recorded in connection with the reorganization of EM Americas included severance, real property lease termination costs, inventory reserves required related to supplier terminations, the write-down of goodwill and other items. The write-down of goodwill related to a small underperforming operating unit, which was subsequently sold and did not have a material impact on the Company’s results of operations.

      Of the $14.9 million net pre-tax charge related to the special items in 1998, $39.0 million was included in operating expenses ($21.9 million requires the use of cash) and $9.7 million was included in cost of sales (all of which represented a non-cash charge), and the $33.8 million pre-tax gain on the sale of Channel Master is shown separately in the Supplemental Consolidated Statement of Income. At June 30, 2000, the only cash remaining to be expended in connection with the 1998 special charges were amounts associated with long-term real property lease terminations and contractual commitments, the amounts of which are not material.

Operating Income

      Consolidated gross profit margins (before special charges) were 14.7% in 2000 as compared with 15.6% and 17.2% in 1999 and 1998, respectively. This downward trend is due primarily to the competitive environment in the electronic distribution marketplace as a result of the global industry cyclical downtrend as well as the effect of increased sales of computer products (including microprocessors, DRAMS, disk drives, etc.), which have lower gross profit margins than other products in the Company’s product lines. After reaching a low point of approximately 14.4% (before special charges) in the first and second quarters of 2000, consolidated gross profit margins began increasing and reached 15.0% (before special charges) in the fourth quarter of 2000 evidencing that the electronics distribution industry has begun to rebound from the longest cyclical downtrend in its history. Although operating expenses (before special charges) in absolute dollars were sequentially higher during the last three years, they fell to a record low of 10.5% as a percentage of sales during 2000 as compared with 11.9% in 1999 and 11.8% in 1998. Comparative operating expenses in 1999 versus 1998 were negatively impacted by approximately $10.5 million of incremental costs associated with the Company’s year 2000 remediation program (see below), the extra week of expenses due to the Company’s “52/53 week” fiscal calendar and by normal operating expenses incurred by newly acquired businesses. As noted above, the Company’s operating expenses, excluding special charges, as a percentage of sales for the entire 2000 year reached a record low of 10.5% in 2000 due in part to the Company’s highly successful integration of Marshall Industries into its EM Americas’ operations. The impact of the synergy benefits was more evident in the fourth quarter of 2000 as operating expenses as a percentage of sales fell to a record low of 9.7% in that quarter. The combination of improving industry conditions and the synergy benefits derived from recent acquisitions resulted in a fourth quarter 2000 operating income margin of 5.2%, the first time operating income margins have exceeded 5.0% since the third quarter of 1998. Operating income, excluding special charges, of $417.0 million in 2000 represented 4.2% of sales, as compared with $251.7 million, or 3.7% of sales, in 1999 and $342.2 million, or 5.4% of sales, in 1998.

Interest Expense and Net Income

      Interest expense was $94.8 million in 2000 as compared with $62.6 million and $45.3 million in 1999 and 1998, respectively. The significant increase in interest expense during the last few years was due primarily to increased borrowings to fund the Company’s acquisition program, its stock repurchase program and the additional working capital requirements to support the growth in business. Interest expense in 2000 was also impacted by increased interest rates as a result of the

Federal Reserve’s actions to increase short-term rates and the Company’s decision to issue, in February 2000, $360.0 million of 7 7/8% Notes due 2005.

      As a result of the factors described above, consolidated income from continuing operations excluding all special items in 2000 was $193.0 million, or $1.77 per share on a diluted basis, as compared with $116.4 million, or $1.21 per share on a diluted basis, in 1999 and $178.3 million, or $1.71 per share on a diluted basis, in 1998. Including the special items referred to above, income from continuing operations in 2000 was $162.6 million, or $1.50 per share on a diluted basis, as compared with income from continuing operations of $180.3 million, or $1.86 per share on a diluted basis, in 1999 and $165.9 million, or $1.59 per share on a diluted basis, in 1998. Income from continuing operations before special items as a percentage of sales was 1.9% in 2000 as compared with 1.7% and 2.8% in 1999 and 1998, respectively.

      As the Company has increased its investment in foreign operations, the financial statement impact associated with the volatility of foreign currency exchange rates has become more apparent. The translation into U.S. dollars of the financial statements of the Company’s foreign subsidiaries resulted in a charge recorded directly to shareholders’ equity amounting to $8.5 million, $4.2 million and $17.0 million in 2000, 1999 and 1998, respectively. The charge in 2000 was due primarily to the weakening of the Euro and its associated currencies against the U.S. dollar. The charge in 1999 was due primarily to the weakening of British and French currencies against the dollar, and the charge in 1998 was due primarily to the weakening of the French, Canadian and Far East currencies against the U.S. dollar. The effect of foreign currency exchange rate fluctuations on the 2000 supplemental consolidated statement of income was not material due to the fact that Avnet’s international operations represent only 25% of sales and a smaller percentage of income. Had the various average foreign currency exchange rates remained the same during 2000 as compared with 1999, Avnet’s consolidated 2000 sales and net income would have been less than 4% and 1%, respectively, higher than the actual reported results for 2000.

Liquidity and Capital Resources

      Over the last three years, cash generated from income from continuing operations before depreciation, amortization, the pre-tax gain on the dispositions of Allied Electronics and Channel Master, and other non-cash items amounted to $551.5 million. During that period, $954.7 million was used for working capital (excluding cash) needs resulting in $403.2 million of net cash flows used for operations. In addition, $258.2 million, net, was needed for other normal business operations including purchases of property, plant and equipment ($230.5 million) and dividends ($69.5 million), offset by cash generated from other items ($41.8 million). This resulted in $661.4 million being used for normal business operations. During that three-year period, the Company also used $667.6 million, net, for the repurchase of its common stock ($378.4 million) and the net cash used for acquisitions of operations in excess of the cash provided from dispositions ($289.5 million), offset somewhat by cash generated from other debt ($0.3 million). This overall use of cash of $1.329 billion was financed by the $1.549 billion raised from the issuance of commercial paper, the issuance in February 2000 of the 7 7/8% Notes due 2005, the issuance in August 1999 of the 6.45% Notes due 2003, the issuance in 1998 of the 4.5% Convertible Subordinated notes due 2004 and an increase in bank debt, offset by a $219.9 million addition to cash and cash equivalents.

      In 2000, the Company generated $289.8 million from income before depreciation, amortization and other non-cash items, and used $784.2 million for working capital (excluding cash) needs, resulting in $494.4 million of net cash flows being used for operating activities. In addition, the Company used $82.5 million for other normal business operations including purchases of property, plant and equipment ($92.5 million) and dividends ($18.2 million), offset by cash generated from other items ($28.2 million). This resulted in $576.9 million being used for normal business operations. The Company also used $718.1 million for acquisitions and the payment of other debt. This overall use of cash of $1.295 billion was financed by a $1.054 billion increase in bank debt, commercial paper and the issuance of the 7 7/8% Notes due February 15, 2005, and a $240.6 million decrease in cash and cash equivalents.

      In 1999, the Company generated $54.7 million from income before depreciation, amortization, the pre-tax gain on the sale of Allied Electronics and other non-cash items, and generated $43.2 million by reducing working capital (excluding cash), resulting in $97.9 million of net cash flows provided from operations. In addition, the Company used $101.3 million for other normal business operations including purchases of property, plant and equipment ($79.1 million) and dividends ($26.7 million), offset by cash generated from other items ($4.5 million). This resulted in $3.4 million being used for normal business operations. The Company also used $70.1 million to repurchase its common stock and generated $341.5 million from its disposition of Allied Electronics, net of cash used for acquisitions, and the issuance of other debt. Of this overall generation of cash of $268.0 million, $11.6 million was used to reduce debt and $256.4 million was added to cash and cash equivalents.

      The Company’s quick assets at June 30, 2000 totaled $2.168 billion as compared with $1.554 billion at July 2, 1999. At June 30, 2000, quick assets exceeded the Company’s current liabilities by $131.1 million as compared with a $707.1 million excess at the end of 1999. Working capital at June 30, 2000 was $2.369 billion as compared with $1.977 billion at July 2, 1999. At June 30, 2000, to support each dollar of current liabilities, the Company had $1.06 of quick assets and $1.10 of other current assets, for a total of $2.16 as compared with $3.34 at the end of the prior fiscal year. However, the above balance sheet amounts at July 2, 1999 were significantly impacted by the $377.0 million of cash received on that day in connection with the sale of Allied Electronics. On July 2, 1999, cash and cash equivalents included $240.1 million of before-tax proceeds from the sale of Allied Electronics with the balance of the cash received at closing having been used to reduce commercial paper outstanding. In addition, current liabilities at July 2, 1999 included approximately $134.7 million of accrued income taxes payable as a result of the gain on the sale of Allied Electronics. As indicated below, during 2000 the Company entered into a $500.0 million syndicated credit facility, which at June 30, 2000 was used to back-up a portion of its outstanding commercial paper. This short-term borrowing was the principal reason for the decline in the working capital ratio and the decrease in the quick ratio indicated above. These borrowings also contributed to an increase in the Company’s debt to capital ratio at June 30, 2000. The Company is evaluating its capital structure and may, if deemed appropriate, issue equity or equity-linked securities.

      In order to partially finance the cash component of the acquisition of Marshall Industries as described below and to provide additional working capital capacity, the Company entered into a $500.0 million 364-day credit facility in October 1999 with a syndicate of banks led by Bank of America. The Company may select from various interest rate options and maturities under this facility, although the Company intends to utilize the facility primarily as a back-up for its commercial paper program pursuant to which the Company is authorized to issue short-term notes for current operational business requirements. The credit agreement contains various covenants, none of which management believes materially limit the Company’s financial flexibility to pursue its intended business strategy.

      On February 8, 2000, the Company issued $360.0 million of 7 7/8% Notes due February 15, 2005 (the “7 7/8% Notes”). The proceeds from the sale of the 7 7/8% Notes were approximately $358.3 million after deduction of the underwriting discounts and other expenses associated with the sale of the 7 7/8% Notes. In August 1998, the Company issued $200.0 million of 6.45% Notes due August 15, 2003 (the “6.45% Notes”). The net proceeds received by the Company from the sale of the 6.45%

Notes were approximately $198.3 million after deduction of the underwriting discounts and other expenses associated with the sale of the 6.45% Notes. The net proceeds from the 7 7/8% Notes and the 6.45% Notes have been used to repay indebtedness which the Company may re-borrow for general corporate purposes, including capital expenditures, acquisitions, repurchase of the Company’s common stock and working capital needs. Also in 1998, Kent issued $207.0 million of 4.5% convertible subordinated notes due in 2004 which are convertible into Avnet common stock at a conversion price of $56.93 per share. As a result of the Company’s June 8, 2001 acquisition of Kent, holders of the 4.5% notes may exercise their rights to put the notes back to the Company as a result of the change of control of Kent.

      In June 1999, the Company entered into separate credit agreements with Banca Commerciale Italiana and UniCredito Italiano. The agreements provide eighteen-month facilities with lines of credit totaling 83 billion Italian Lira (US dollar equivalent of approximately $40.4 million). The facilities are currently being used primarily as a source of working capital financing for one of the Company’s Italian subsidiaries. In addition, in September 1998, the Company entered into an agreement with KBC, a Belgian bank, to finance the construction of the new Avnet Europe, NV/SA distribution center in Tongeren, Belgium. The agreement provides for multiple term loans totaling 665 million Belgian Francs (US dollar equivalent of approximately $15.6 million) which may be converted into term loans with maturities between three and fifteen years. The facilities are currently being used to finance real estate, computer equipment, infrastructure and project consultancy costs related to the new European distribution center.

      The Company also has a five-year facility with a syndicate of banks led by Bank of America which expires in September 2002 and which provides a line of credit of up to $700.0 million. The Company may select from various interest rate options and maturities under this facility. This credit facility serves as a primary funding vehicle as well as a backup for the Company’s commercial paper program. The credit agreement contains various covenants, none of which management believes materially limit the Company’s financial flexibility to pursue its intended financial strategy.

      During the last three years, the Company’s shareholders’ equity increased by $482.1 million to $2.247 billion at June 30, 2000, while total debt increased by $1.639 billion to $2.154 billion. The increase in shareholders’ equity during that three-year period was the net result of the positive impact of net income ($524.9 million), shares issued in connection with the acquisitions of Marshall Industries and SEI Eurotronics ($351.9 million) and other items, net, principally related to stock option and incentive programs ($77.8 million), offset by the repurchase of common stock ($372.8 million), dividends ($69.9 million) and cumulative translation adjustments ($29.8 million). The Company’s debt to capital (shareholders’ equity plus total debt) ratio was approximately 49% at June 30, 2000 and 37% at July 2, 1999. The Company’s favorable balance sheet ratios should facilitate additional financing, if, in the opinion of management, such financing would enhance the future operations of the Company.

      Currently, the Company does not have any material commitments for capital expenditures.

      The Company and the former owners of a Company-owned site in Oxford, North Carolina have entered into a Consent Decree and Court Order with the Environmental Protection Agency (EPA) for the environmental clean-up of the site, the cost of which, according to the EPA’s remedial investigation and feasibility study, is estimated to be approximately $6.3 million, exclusive of the $1.5 million in EPA past costs paid by the potentially responsible parties (PRP’s). Pursuant to a Consent Decree and Court Order entered into between the Company and the former owners of the site, the former owners have agreed to bear at least 70% of the clean-up costs of the site, and the Company will be responsible for not more than 30% of those costs. In addition, the Company has become aware of claims that may be made against it and/or its Sterling Electronics Corp. subsidiary, which was acquired as part of the acquisition of Marshall Industries. Sterling once owned 92.46% of the capital stock of Phaostron, Inc. In August 1995, Sterling sold the interest in Phaostron to Westbase, Inc. At the time of the sale, Sterling and Westbase entered into an agreement related to environmental costs resulting from alleged contamination at a facility leased by Phaostron that is a part of the San Gabriel Valley Superfund Site. The agreement provided that Sterling would pay up to $800,000 for environmental costs associated with the site. The Company does not believe that Sterling or the Company will be responsible for environmental costs in excess of $800,000 and has established what it believes to be adequate reserves for any share of such costs that may be borne by Sterling or the Company. In addition, the Company has received notice from a third party of its intention to seek indemnification for costs it may incur in connection with an environmental clean-up at a site in Rush, Pennsylvania resulting from the alleged disposal of wire insulation material at the site by a former unit of the Company. Based upon the information known to date, management believes that the Company has appropriately accrued in its supplemental consolidated financial statements for its share of the costs of the clean-ups with respect to the above mentioned sites. The Company is also a defendant in a lawsuit brought against it at an environmental clean-up site in Huguenot, New York. At this time, management cannot estimate the amount of the Company’s potential liability, if any, for clean-up costs in connection with this site, but does not anticipate that this matter or any other contingent matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

      Management is not now aware of any commitments, contingencies or events within the Company’s control which may significantly change its ability to generate sufficient cash from internal or external sources to meet its needs.

Acquisitions

      During 2000, the Company has acquired a number of businesses which are already having a substantial positive impact on the Company. On October 20, 1999, the Company acquired Marshall Industries, one of the world’s largest distributors of electronic components and computer products, for a combination of cash and Avnet stock. The total cost of the acquisition of Marshall, including estimated expenses, was approximately $764.6 million, consisting of the cost for the Marshall shares of $326.8 million in cash, $269.3 million in Avnet stock and $7.0 million in Avnet stock options (net of related tax benefits of $4.8 million) as well as $17.5 million for direct transaction costs and estimated expenses and $144.0 million for the refinancing of Marshall net debt. The above dollar value of Avnet stock reflects the issuance of 6,817,943 shares of Avnet stock valued at an assumed price of $39.50 based on the average closing price of Avnet common stock for a period commencing two trading days before and ending two trading days after October 12, 1999, the day on which the exchange ratio for the Avnet stock component of the purchase price was determined pursuant to the merger agreement.

      In November 1999, Kent acquired all the outstanding common stock of Orange Coast Datacomm, Inc., Orange Coast Cabling, Inc. and Go Telecomm, Inc., collectively known as Orange Coast, for an aggregate purchase price of approximately $17.7 million, which includes the issuance of an unsecured promissory note in the amount of $9.0 million. The note is due in principal installments of $4.0 million in January 2001, $4.0 million in January 2002 and $1.0 million in January 2003. However, it is expected that the Note will be fully paid-off in June, 2001 as a result of the Company's acquisition of Kent and the change of control provision contained in the terms of the note. Amounts outstanding under the note accrue interest at a rate of 4.5%. Orange Coast provided comprehensive end-to-end voice and data network solutions to major corporations from offices in Irvine and Santa Clara, California.

      On October 14, 1999, the Company acquired 94% of the SEI Macro Group, an electronics components distributor headquartered in the United Kingdom, and during the second quarter of fiscal 2000 acquired 16% of Eurotronics B.V. (which did business under the name SEI), a pan-European electronics components distributor headquartered in the Netherlands. On January 3, 2000, the Company completed its acquisition of the SEI Macro Group and Eurotronics B.V. (SEI). The

combined annual sales of Eurotronics and the SEI Macro Group were approximately $750 million.

      In June 1999, the Company acquired certain assets and assumed certain liabilities of Advacom, Inc. for a cash purchase price of $33.0 million plus the assumption of approximately $21.8 million of interest bearing obligations which were retired on the day of closing. Advacom was a Pennsylvania based distributor of electronic connectors, and passive and electromechanical components.

      In April 1999, the Company acquired all the outstanding common stock of SabreData, Inc. for a cash purchase price of $31.0 million plus the assumption of approximately $2.2 million of interest bearing obligations which were subsequently retired. SabreData was a Texas based network integrator.

      The Company also continues to expand its CM operations through acquisitions of businesses. In November 1999, the Company completed the acquisition of PCD Italia S.r.l. and Matica S.p.A. Milan, both value-added technical distributors of enterprise computing systems based in Milan, Italy, and in July, 1999, completed the acquisition of Integrand Solutions, the largest computer solutions integrator in Australia. In addition, on July 3, 2000 the Company acquired the Savoir Technology Group, Inc., the leading distributor of IBM mid-range server products in the Americas. In the merger, holders of Savoir common stock received 0.11452 of a share of Avnet common stock for each share of Savoir common stock, and cash in lieu of fractional Avnet shares. The exchange ratio, as well as the price paid for fractional shares, was based upon an Avnet stock price capped at $68.5472. Holders of Savoir series A preferred received 0.16098 of a share of Avnet common stock for each share they held and cash in lieu of fractional Avnet shares. The total cost of the acquisition of Savoir including estimated expenses was approximately $144.6 million, consisting of the cost for the Savoir shares of $110.8 million in Avnet stock and $0.8 million in Avnet stock options (net of related tax benefits of $0.5 million), as well as $0.8 million for direct transaction expenses and $32.2 million for the refinancing of Savoir net debt. The above dollar value of Avnet stock reflects the issuance of 1,868,477 shares (or 3,736,954 shares as adjusted to reflect the two-for-one stock split distributed on September 28, 2000) of Avnet stock valued at an assumed price of $59.32 based on the average closing price of Avnet common stock for a period commencing two trading days before and ending one trading day after June 30, 2000. The acquisition was accounted for as a purchase.

      On August 7, 2000, a consortium consisting of the Company, Schroder Ventures and another distributor entered into a share purchase agreement to purchase the VEBA Electronics Group from Germany-based E.On AG for approximately $2.35 billion in cash, including the assumption of debt. Under the terms of the agreement, the Company acquired (a) the Germany-headquarted EBV Group, consisting of EBV Electronik and WBC, both pan-European semiconductor distributors, and Atlas Services Europe, a logistics provider for EBV and WBC; and (b) the Germany-based RKE Systems, a computer products and services distributor, for approximately $740.0 million, including the assumption of debt and subject to closing adjustments. As part of the agreement among the consortium members, Avnet loaned $50.0 million to Schroder Ventures, or one of its affiliated companies, to enable Schroder Ventures to close the transaction. The Company financed the transaction through the issuance of a combination of short-term and long-term debt; however as stated above, the Company is evaluating its capital structure and may, if deemed appropriate, issue equity or equity-linked securities. The Company completed this acquisition during the quarter ended December 29, 2000.

      On June 8, 2001, the Company completed its merger with Kent which has been accounted for as a pooling-of-interests as previously described.

      To capitalize on growing world markets for electronic components and computer products, the Company has pursued and expects to continue to pursue strategic acquisitions to expand its business.

Management believes that the Company has the ability to generate sufficient capital resources from internal or external sources in order to continue its expansion program. In addition, as with past acquisitions, management does not expect that future acquisitions will materially impact the Company’s liquidity.

Market Risks

      Many of the Company’s operations, primarily its international subsidiaries, occasionally purchase and sell products in currencies other than their functional currencies. This subjects the Company to the risks associated with fluctuations of foreign currency exchange rates. The Company reduces this risk by utilizing natural hedging (offsetting receivables and payables) as well as by creating offsetting positions through the use of derivative financial instruments, primarily forward foreign exchange contracts with maturities of less than sixty days. The market risk related to the foreign exchange contracts is offset by the changes in valuation of the underlying items being hedged. The amount of risk and the use of derivative financial instruments described above is not material to the Company’s financial position or results of operations. As of June 7, 2001, approximately 38% of the Company’s outstanding debt was in fixed rate instruments and 62% was subject to variable short-term interest rates. Accordingly, the Company will be impacted by any change in short-term interest rates. The Company does not hedge either its investment in its foreign operations or its floating interest rate exposures.

The Year 2000 Issue

      As reported in the Company’s prior filings, the Company was engaged in modifying its computer systems and applications which used two-digit fields to designate a year (“Year 2000 Issue”). The Company engaged outside consulting firms and utilized its internal resources to perform a comprehensive remediation of the Company’s computer systems before the Year 2000. The Company incurred costs of approximately $17 million in these remediation efforts. As of the date of this Report, neither the Company, nor to its knowledge, any of its major customers or suppliers, have experienced any significant disruption of business due to Year 2000 issues.

The Euro

      Effective on January 1, 1999, a single European currency (the “Euro”) was introduced and certain member countries of the European Union established fixed conversion rates between their existing national currencies and the Euro. The participating countries adopted the Euro as their common legal currency on that date, and during the transition period through January 1, 2002 either the Euro or a participating country’s national currency will be accepted as legal currency. The Company is addressing the issues raised by the introduction of the Euro including, among other things, the potential impact on its internal systems, tax and accounting considerations, business issues and foreign exchange rate risks. Although management is still evaluating the impact of the Euro, management does not anticipate, based upon information currently available, that the introduction of the Euro will have a material adverse impact on the Company’s financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      See Note 1 to the Supplemental Consolidated Financial Statements appearing at the end of this Report, and “Market Risks” section discussed above.

      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avnet, Inc.:

      We have audited the accompanying supplemental consolidated balance sheets of Avnet, Inc. (a New York corporation) and Subsidiaries as of June 30, 2000 and July 2, 1999, and the related supplemental consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2000. These supplemental consolidated financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Kent Electronics Corporation, a company acquired during 2001 in a transaction accounted for as a pooling-of-interests, as discussed in Note 1. Such statements are included in the supplemental consolidated financial statements of Avnet, Inc. and reflect 12 percent and 16 percent of total consolidated assets as of June 30, 2000 and July 2, 1999, respectively, and 7 percent of total consolidated revenues in each of the three years in the period ended June 30, 2000. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Kent Electronics Corporation, is based solely upon the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avnet, Inc. and Subsidiaries as of June 30, 2000 and July 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.

      Our audits were made for the purpose of forming an opinion on the basic supplemental consolidated financial statements taken as a whole. The supplemental schedule listed in the index of supplemental consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic supplemental consolidated financial statements. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic supplemental consolidated financial statements and, in our opinion, based on our audits and the report of the other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic supplemental consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Phoenix, Arizona
June 8, 2001

AVNET, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

	June 30,	July 2,
	2000	1999

	(In thousands, except share
	amounts)

Assets:

Current assets:

Cash and cash equivalents	$268,244	$519,924

Receivables, less allowances of $44,523 and $28,626, respectively	1,899,988	1,033,595

Inventories (Note 3)	2,013,221	1,077,299

Net assets of discontinued operations (Note 2)	143,795	131,886

Other	80,550	60,665

Total current assets	4,405,798	2,823,369

Property, plant and equipment, net (Note 5)	345,659	249,222

Goodwill, net of accumulated amortization of $84,824 and $63,534, respectively	959,995	400,512

Other assets	222,972	90,298

Total assets	$5,934,424	$3,563,401

Liabilities:

Current liabilities:

Borrowings due within one year (Note 6)	$503,287	$288

Accounts payable	1,185,292	513,548

Accrued expenses and other (Note 7)	348,532	332,562

Total current liabilities	2,037,111	846,398

Long-term debt, less due within one year (Note 6)	1,650,610	998,226

Total liabilities	3,687,721	1,844,624

Commitments and contingencies (Notes 10 and 12) Shareholders’ equity (Notes 1 and 11):

Common stock $1.00 par, authorized 120,000,000 shares, issued 115,400,000 shares and 56,580,000 shares, respectively	115,400	56,580

Additional paid-in capital	470,360	603,853

Retained earnings	1,776,025	1,637,439

Cumulative translation adjustments	(54,582)	(46,041)

Cumulative valuation adjustments	2,293	—

Treasury stock at cost, 2,396,000 shares and 9,225,000 shares, respectively	(62,793)	(533,054)

Total shareholders’ equity	2,246,703	1,718,777

Total liabilities and shareholders’ equity	$5,934,424	$3,563,401

See notes to supplemental consolidated financial statements

      The share information indicated above for June 30, 2000 only has been adjusted to take into account a two-for-one split of the Company’s common stock approved by the Board of Directors on August 31, 2000. These shares were distributed on September 28, 2000 to shareholders of record on September 18, 2000 (see Note 1).

AVNET, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(In thousands, except per share amounts)

Sales	$9,915,042	$6,805,736	$6,334,568

Cost of sales (Note 16)	8,470,257	5,757,709	5,253,425

Gross profit	1,444,785	1,048,027	1,081,143

Selling, shipping, general and administrative expenses (Note 16)	1,076,793	865,577	787,633

Operating income	367,992	182,450	293,510

Other income, net	10,452	13,002	9,403

Interest expense	(94,798)	(62,591)	(45,260)

Gain on dispositions of businesses (Note 16)	—	252,279	33,795

Income from continuing operations before income taxes	283,646	385,140	291,448

Income taxes (Note 8)	121,082	204,818	125,570

Net income from continuing operations	162,564	180,322	165,878

Income (loss) from discontinued operations, net of income taxes of $100, $(3,872) and $13,093, respectively (Note 2)	828	(5,683)	20,972

Net income	$163,392	$174,639	$186,850

Earnings per share from continuing operations (Note 13):

Basic	$1.52	$1.89	$1.63

Diluted	$1.50	$1.86	$1.59

Net earnings per share (Note 13):

Basic	$1.53	$1.83	$1.83

Diluted	$1.51	$1.80	$1.79

Shares used to compute earnings per share (Note 13):

Basic	106,627	95,266	101,890

Diluted	108,257	99,916	107,726

See notes to supplemental consolidated financial statements

All share and per share data indicated above have been restated to reflect a two-for-one split of the Company’s common stock approved by the Board of Directors on August 31, 2000. These shares were distributed on September 28, 2000 to shareholders of record on September 18, 2000 (see Note 1).

AVNET, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended June 30, 2000, July 2, 1999 and June 26, 1998

		Additional		Cumulative	Cumulative		Total
	Common	Paid-in	Retained	Translation	Valuation	Treasury	Shareholders'
	Stock	Capital	Earnings	Adjustments	Adjustments	Stock	Equity

	(In thousands, except per share amounts)

Balance, June 27, 1997	$55,452	$570,653	$1,321,024	$(24,767)	$—	$(157,803)	$1,764,559

Net income			186,850				186,850

Translation adjustments				(17,037)			(17,037)

Comprehensive income							169,813

Dividends, $0.30 per share			(23,986)				(23,986)

Repurchase of stock						(302,606)	(302,606)

Other, net, principally stock option and incentive programs	707	23,887				(3,910)	20,684

Balance, June 26, 1998	56,159	594,540	1,483,888	(41,804)	—	(464,319)	1,628,464

Net income			174,639				174,639

Translation adjustments				(4,237)			(4,237)

Comprehensive income							170,402

Dividends, $0.30 per share			(21,088)				(21,088)

Repurchase of stock						(70,147)	(70,147)

Other, net, principally stock option and incentive programs	421	9,313				1,412	11,146

Balance, July 2, 1999	56,580	603,853	1,637,439	(46,041)	—	(533,054)	1,718,777

Net income			163,392				163,392

Translation adjustments				(8,541)			(8,541)

Valuation adjustments (net of tax of $1,562)					2,293		2,293

Comprehensive income							157,144

Dividends, $0.30 per share			(24,806)				(24,806)

Acquisitions of operations		(117,256)				469,133	351,877

Two-for-one stock split (Note 1)	57,542	(57,542)

Other, net, principally stock option and incentive programs	1,278	41,305				1,128	43,711

Balance, June 30, 2000	$115,400	$470,360	$1,776,025	$(54,582)	$2,293	$(62,793)	$2,246,703

See notes to supplemental consolidated financial statements

AVNET, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(In thousands)

Cash flows from operating activities:

Net income	$163,392	$174,639	$186,850

(Income) loss from discontinued operations, net of income taxes	(828)	5,683	(20,972)

Net income from continuing operations	162,564	180,322	165,878

Non-cash and other reconciling items:

Depreciation and amortization	83,516	57,445	55,448

Deferred taxes (Note 8)	422	(32,294)	(1,721)

Other, net (Note 14)	43,339	58,787	21,181

Pre-tax gain on dispositions of businesses (Notes 2 and 16)	—	(209,547)	(33,795)

	289,841	54,713	206,991

Changes in (net of effects from businesses acquired):

Receivables	(453,330)	(77,137)	(122,800)

Inventories	(535,844)	16,288	(101,148)

Payables, accruals and other, net	204,951	104,031	10,273

Net cash flows (used for) provided from operating activities	(494,382)	97,895	(6,684)

Cash flows from financing activities:

Repurchase of common stock	—	(70,147)	(308,218)

Issuance of notes in public offering, net	358,326	198,305	207,000

Issuance (repayment) of commercial paper and bank debt, net	696,104	(209,773)	298,749

(Payment of) proceeds from other debt	(138)	(128)	604

Cash dividends (Note 14)	(18,180)	(26,735)	(24,548)

Other, net	29,157	4,755	10,864

Net cash flows provided from (used for) financing activities	1,065,269	(103,723)	184,451

Cash flows from investing activities:

Purchases of property, plant and equipment	(92,488)	(79,122)	(58,855)

(Acquisition) disposition of operations, net (Notes 2 and 16)	(675,030)	341,635	86,866

Investments in non-consolidated entities	(42,972)	—	—

Net cash flows (used for) provided from investing activities	(810,490)	262,513	28,011

Effect of exchange rate changes on cash and cash equivalents	(995)	(272)	(1,739)

Net (decrease) increase in cash from discontinued operations	(11,082)	997	(25,887)

Cash and cash equivalents:

—(decrease) increase	(251,680)	257,410	178,152

—at beginning of year	519,924	262,514	84,362

—at end of year	$268,244	$519,924	$262,514

Additional cash flow information (Note 14)

See notes to supplemental consolidated financial statements

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of significant accounting policies:

      Principles of consolidation —The accompanying supplemental consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany accounts and transactions have been eliminated. Minority interests at the end of 2000 and 1999, which amounts are not material, are included in the caption “Accrued expenses and other”.

      The accompanying supplemental consolidated financial statements and accompanying notes have been restated to reflect the acquisition of Kent Electronics Corporation (“Kent”) completed on June 8, 2001 which was accounted for as a pooling-of-interests.

      Kent’s results of operations for its fiscal years ended April 1, 2000, April 3, 1999 and March 28, 1998 have been combined with Avnet’s results of operations for the years ended June 30, 2000, July 2, 1999 and June 26, 1998. The combination of the two entities in this document does not give effect to any synergies that the Company expects to be realized from the combined operations going forward. In addition, Kent’s balance sheets as of April 1, 2000 and April 3, 1999 have been combined with Avnet’s balance sheets as of June 30, 2000 and July 2, 1999. The restated supplemental financial information includes certain reclassifications to conform Kent’s financial statement presentation to that of Avnet. Intercompany transactions between the combined companies are not material in any of the periods presented.

      Inventories —Stated at cost (first-in, first-out) or market, whichever is lower.

      Depreciation and amortization —Depreciation and amortization is generally provided for by the straight-line method over the estimated useful lives of the assets.

      Goodwill —Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Except for an immaterial amount of goodwill applicable to purchases made before October 31, 1970, goodwill is being amortized on a straight-line basis over 40 years.

      Long-lived assets —Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. The Company continually evaluates the carrying value and the remaining economic useful life of all long-lived assets, and will adjust the carrying value and the related depreciation and amortization period if and when appropriate.

      Foreign currency translation —The assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date with the related translation gains and losses reported as a separate component of shareholders’ equity and comprehensive income. Results of operations are translated using the average exchange rate prevailing throughout the period.

      Income taxes —No provision for U.S. income taxes has been made for $138,216,000 of cumulative unremitted earnings of foreign subsidiaries at June 30, 2000 because those earnings are expected to be permanently reinvested outside the U.S. If such earnings were remitted to the U.S., any net U.S. income taxes would not have a material impact on the results of operations of the Company.

      Stock split —On August 31, 2000, the Board of Directors of Avnet, Inc. declared a two-for-one stock split to be effected in the form of a stock dividend. The additional common stock was distributed on September 28, 2000 to shareholders of record on September 18, 2000. All references in this report to the number of shares, per share amounts and market prices of the Company’s common stock have been restated to reflect the stock split and the resulting increased number of shares outstanding.

      Cash equivalents —The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

      Revenue Recognition —Revenue from product sales is recognized upon shipment to customers. Revenues and anticipated profits under long-term contracts are recorded on the percentage of completion basis, under which a portion of the total contract price is accrued based on the ratio of costs incurred to estimated costs at completion. Revenues from maintenance contracts are recognized ratably over the life of the contracts, ranging from one to three years.

      Concentration of credit risk —Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade accounts receivable. The Company invests its excess cash primarily in overnight Eurodollar time deposits and institutional money market funds with quality financial institutions. The Company sells electronic components and computer products primarily to original equipment manufacturers including military contractors and the military, throughout North and South America, Europe and the Asia/Pacific region. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition. The Company maintains reserves for potential credit losses, but has not experienced any material losses related to individual customers or groups of customers in any particular industry or geographic area.

      Derivative financial instruments —Many of the Company’s operations, primarily its international subsidiaries, occasionally purchase and sell products in currencies other than their functional currencies. This subjects the Company to the risks associated with the fluctuations of foreign currency exchange rates. The Company reduces this risk by utilizing natural hedging (offsetting receivables and payables) as well as by creating offsetting positions through the use of derivative financial instruments, primarily forward foreign exchange contracts with maturities of less than sixty days. The market risk related to the foreign exchange contracts is offset by the changes in valuation of the underlying items being hedged. The amount of risk and the use of derivative financial instruments described above is not material to the Company’s financial position or results of operations. The Company does not hedge its investment in its foreign operations nor its floating interest rate exposures.

      Fiscal year —The Company operates on a “52/53 week” fiscal year. Avnet, Inc.’s fiscal year ends on the Friday closest to June 30th. Fiscal year 1999 contained 53 weeks as compared with 52 weeks in fiscal 2000 and 1998. Unless otherwise noted, all references to the “year 2000” or any other “year” shall mean the Company’s fiscal year.

      Management estimates —The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      New accounting standards —Effective July 1, 2000, the Company adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement to the extent effective, and requires that the Company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS 133 did not have a material effect on the Company’s supplemental consolidated financial statements.

      In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. In June 2000, the SEC issued Staff Accounting Bulletin 101B (“SAB 101B”), which extends the effective date of SAB 101 to the Company’s fourth quarter of fiscal 2001. Although the Company has not fully assessed the implications of SAB 101, management does not believe the adoption of the statement will have a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

2. Acquisitions and dispositions:

      Since June 28, 1997, the Company has completed nineteen acquisitions — six in North America, six in Europe, five in the Asia/Pacific region, one in the Middle East and one in South America. Eight of the acquisitions were completed in 2000, six were completed during 1999 and five were completed in 1998. All acquisitions, with the exception of the Kent merger discussed below and in Note 1, have been accounted for as purchases.

      The acquisitions completed in 2000 consisted of Marshall Industries, Integrand Solutions, Eurotronics B.V., the SEI Macro Group, PCD Italia S.r.l. and Matica S.p.A. (counted as a single acquisition), Cosco Electronics/Jung Kwang, the remaining 60% of SEI Nordstar S.p.A and Orange Coast Data Comm, Inc, Orange Coast Cabling, Inc and Go Telecomm, Inc (collectively known as the Orange Coast Companies and counted as a single acquisition). The acquisitions completed in 1999 consisted of a 60% interest in Max India, Ltd., including 100% of Max India’s Hong Kong-based subsidiary, a 70% interest in Gallium Electronics, Ltd., the Computer Solutions Division of JBA International, Inc., a 70% interest in Bridge International, Advacom, Inc. and Sabre-Data, Inc. The acquisitions completed in 1998 consisted of ECR Sales Management, Inc., EXCEL-MAX Pte Ltd., CiNERGi Pte Ltd., Bytech Systems Ltd. and Optilas International SA.

      The acquisitions completed during 2000 required a total investment of $978,943,000 (net of $762,000 of cash on the books of the companies acquired) of which $611,843,000 was paid in cash, $351,877,000 in Avnet stock, $9,000,000 in an unsecured promissory note and $6,985,000 in Avnet stock options, net of related tax benefits of $4,760,000. In the aggregate, the operations acquired during 2000 had sales totaling approximately $2,703,000,000 during the fiscal year of each such operation immediately proceeding its acquisition.

      The following unaudited pro forma results reflect the acquisition of Marshall Industries as if it occurred on July 3, 1999 and June 27, 1998, the first day of the Company’s 2000 and 1999 fiscal years, respectively, and does not purport to present what actual results would have been had the acquisition, in fact, occurred at those dates or to project results for any future period:

	Years Ended

	June 30,	July 2,
	2000	1999

	(Thousands, except
	per share amounts)

Sales	$10,477,752	$8,520,841

Income from continuing operations before income taxes	296,688	381,434

Net income from continuing operations	169,610	165,392

Net income	170,438	159,709

Diluted earnings per share from continuing operations	1.51	1.50

Diluted net earnings per share	1.52	1.45

      The unaudited pro forma results shown above include the non-recurring items referred to in Note 16. In addition, the unaudited pro forma results shown above exclude any potential benefits that might result from the acquisition due to synergies that may be derived and from the elimination of any duplicated costs. The historical results of operations of other companies acquired during 2000 would not have had a material effect on the Company’s results of operations in that year, on a pro forma basis.

      Cash expended (net of cash on the books of the companies acquired and including interest bearing obligations assumed) in 1999 and 1998 relating to acquisitions totaled approximately $126,416,000 and $9,378,000, respectively. In the aggregate, the operations acquired during 1999 and 1998 had sales totaling approximately $333,000,000 and $119,000,000, respectively, during the fiscal year of each such operation immediately preceding its acquisition. The historical results of operations of the companies acquired in 1999 and 1998 would not have had a material effect on the Company’s results of operations in those years, on a pro forma basis.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

      Subsequent to the end of 2000, on July 3, 2000, the Company completed the acquisition of the Savoir Technology Group, Inc., the leading distributor of IBM mid-range server products in the Americas, by issuing approximately 1,868,000 shares (or 3,736,000 shares as adjusted to reflect the two-for-one stock split which was distributed on September 28, 2000) of Avnet common stock. Savoir Technology Group, Inc. reported 1999 revenues of $767,000,000. On October 31, 2000, the Company also completed the purchase of part of the VEBA Electronics Group from Germany-based E.On AG (formerly VEBA AG) for a cash purchase price of approximately $740,000,000, including the assumption of debt. Under the terms of this acquisition, the Company acquired (a) the Germany-headquartered EBV Group, comprised of EBV Elektronik and WBC, both pan-European semiconductor distributors, and Atlas Services Europe, logistics provider for EBV and WBC; and (b) the Germany-based RKE Systems, a computer products and services distributor. The combined companies acquired from E.On AG reported calendar 1999 sales of approximately $1,800,000,000 (using average exchange rates for calendar 1999).

      As discussed in Note 1, the Company completed its merger with Kent on June 8, 2001 in a transaction accounted for as a pooling-of-interests. Revenues and net income have been restated for the merger as presented in the following table:

	Avnet Before	Kent Before	Avnet As
	Pooling	Pooling	Restated

Year ended June 30, 2000

Sales	$9,172,205	$742,837	$9,915,042

Net income from continuing operations	145,141	17,423	162,564

Net income	145,141	18,251	163,392

Year ended July 2, 1999

Sales	6,350,042	455,694	6,805,736

Net income from continuing operations	174,457	5,865	180,322

Net income	174,457	182	174,639

Year ended June 26, 1998

Sales	5,916,267	418,301	6,334,568

Net income from continuing operations	151,424	14,454	165,878

Net income	151,424	35,426	186,850

      On July 2, 1999, the last day of fiscal 1999, the Company completed the disposition of its Allied Electronics business and during 1998 the Company disposed of its Channel Master and Avnet Industrial businesses (see Note 16).

      On May 22, 2000, the Company sold certain assets of its specialty wire and cable redistribution business. The Company believed that this transaction was consistent with its strategy of strengthening its core operations and effectively deploying its resources to serve high growth applications. The Company’s redistribution assets which were sold generated annual revenues of approximately $93,200,000.

      On October 10, 2000, the Company sold K*TEC Electronics Corporation (“K*TEC”), its contract manufacturing operation, for $237,200,000, consisting of $175,000,000 in cash, a $50,000,000 senior secured note, which was redeemed on January 26, 2001, and a $12,200,000 unsecured note maturing on October 10, 2001. The unsecured note is subject to a post-closing adjustment based upon K*TEC’s net asset value as of October 7, 2000. A pretax gain on the sale of K*TEC of approximately $30,000,000, $18,000,000 after tax or $0.15 per diluted share, was recorded in the second quarter of fiscal 2001. The purchaser is disputing K*TEC’s net asset value as of October 7, 2000, and the ultimate outcome is not determinable at this time; however, management believes it will not have a material effect on the financial position or results of operations of the Company. The net assets and operations of K*TEC are reflected as discontinued operations in the accompanying supplemental consolidated financial statements. Corporate and shared general and administrative costs of the Company were not allocated to discontinued operations.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain information with respect to the discontinued operations of K*TEC is as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(In thousands, except per share data)

Net sales	$251,101	$181,370	$241,099

Earnings (loss) before income taxes	928	(9,555)	34,065

Income taxes	100	(3,872)	13,093

Earnings (loss) from discontinued operations	$828	$(5,683)	$20,972

Earnings (loss) per common share from discontinued operations:

Basic	$0.01	$(0.06)	$0.20

Diluted	$0.01	$(0.06)	$0.20

	2000	1999

Current assets	$105,280	$75,579

Noncurrent assets	67,757	73,733

Total assets	173,037	149,312

Current liabilities	29,242	17,426

Total liabilities	29,242	17,426

Net assets of K*TEC	$143,795	$131,886

3. Inventories:

	June 30,	July 2,
	2000	1999

	(Thousands)

Finished goods	$1,936,638	$989,661

Work-in-process	7,744	5,625

Raw materials	68,839	82,013

	$2,013,221	$1,077,299

4. Comprehensive income:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands)

Net Income	$163,392	$174,639	$186,850

Foreign currency translation adjustments	(8,541)	(4,237)	(17,037)

Valuation adjustment — unrealized gain (loss) on investments in marketable securities	2,293	—	—

Total comprehensive income	$157,144	$170,402	$169,813

Cumulative other comprehensive income (loss) items, consisting of translation and valuation adjustments, totaled ($52,289,000) and (46,041,000) at June 30, 2000 and July 2, 1999 respectively.

AVNET, INC. AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Property, plant and equipment, net:

      Property, plant and equipment are recorded at cost and consist of the following:

	June 30,	July 2,
	2000	1999

	(Thousands)

Land	$15,388	$10,190

Buildings	120,659	97,540

Machinery, fixtures and equipment	542,795	358,679

Leasehold improvements	18,843	13,907

	697,685	480,316

Less accumulated depreciation and amortization	352,026	231,094

	$345,659	$249,222

      Depreciation and amortization expense related to property, plant and equipment was $59,809,000, $42,547,000 and $41,584,000 in 2000, 1999 and 1998, respectively.

6. External financing:

	June 30,	July 2,
	2000	1999

	(Thousands)

7 7/8% Notes due February 15, 2005	$360,000	$—

6 7/8% Notes due March 15, 2004	100,000	100,000

6.45% Notes due August 15, 2003	200,000	200,000

4.5% Convertible Notes due 2004	207,000	207,000

Commercial paper	559,395	202,200

Bank credit facilities	689,704	272,160

Other	37,798	17,154

	2,153,897	998,514

Less borrowings due within one year	503,287	288

Long-term debt	$1,650,610	$998,226

      In the first quarter of 1998, the Company renegotiated its revolving credit agreement with a syndicate of banks led by NationsBank of North Carolina, N.A., which has now merged with Bank of America. The agreement provides a five-year facility with a line of credit of up to $700,000,000 of which approximately $619,000,000 was outstanding at June 30, 2000. This credit facility is currently being used primarily as a backup facility to the Company’s commercial paper program and as a primary funding vehicle for foreign currency denominated borrowings at floating rates of interest. The approximate weighted average interest rates on outstanding commercial paper and foreign currency denominated borrowings under this facility at June 30, 2000 were 7.0% and 4.5%, respectively, and at July 2, 1999 were 5.4% and 4.4%, respectively. As of June 30, 2000, the Company was in compliance with the various covenants contained in the agreement.

      In fiscal 1998, Kent issued $207,000,000 of 4.5% convertible subordinated notes due 2004 (the “Notes”). The Notes are convertible into Avnet common stock at a conversion price of $56.93 per share, subject to adjustment in certain events. Interest is payable semi-annually on March 1 and September 1 of each year, and the Notes are redeemable at the option of the Company at set redemption prices (which range from 100.64% to 102.57% of principal), plus accrued interest. As a result of the Company's June 8, 2001 acquisition of Kent, holders of the 4.5% notes may exercise their rights to put the notes back to the Company as a result of the change of control of Kent.

AVNET, INC. AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In October 1999, the Company entered into a $500,000,000 364-day credit facility with a syndicate of banks led by Bank of America in order to partially finance the cash component of the acquisition of Marshall Industries and to provide additional working capital capacity. The Company may select from various interest rate options and maturities under the facility, although the Company intends to utilize the facility primarily as a back-up for its commercial paper program pursuant to which the Company is authorized to issue short-term notes for current operational business requirements. The credit facility contains various covenants, none of which management believes materially limit the Company’s financial flexibility to pursue its intended business strategy. The facility was replaced by another facility in October 2000. There are no outstanding borrowings under the facility. The Company also had an additional credit facility with Bank of America which provided a line of credit up to $100,000,000 and which expired in October 2000.

      In February 2000, the Company raised $360,000,000 (before deducting underwriting expenses and other costs) in the public market by issuing the 7 7/8% Notes due February 2005.

      In October 2000, the Company entered into a $25,000,000 unsecured line of credit agreement with a bank. Interest under this line is determined at the time of borrowing based on the bank’s prime or LIBOR plus 175 basis points. There have been no borrowings, and as of March 31, 2001, there was no indebtedness outstanding under the line of credit. The agreement requires a commitment fee of 25.0 basis points of the unused portion of the line of credit, as well as requires the Company to maintain certain financial covenants.

      The Company also has bank credit facilities in certain European and Asian countries with various maturities and interest rates.

      At June 30, 2000, the fair value of the 7 7/8% Notes due February 15, 2005, the 6 7/8% Notes due March 15, 2004, the 6.45% Notes due August 15, 2003 and the $207,000,000 Convertible Subordinated Notes due 2004 were approximately $359,200,000, $95,800,000, $191,500,000 and $186,600,000, respectively. Annual payments on external financing in 2001, 2002, 2003, 2004 and 2005 will be $503,287,000, $6,218,000, $702,491,000, $508,274,000 and $360,803,000, respectively.

7. Accrued expenses and other:

	June 30,	July 2,
	2000	1999

	(Thousands)

Payroll, commissions and related	$115,730	$68,222

Insurance	15,457	14,841

Income taxes	41,553	153,245

Dividends payable (Note 12)	6,626	—

Other	169,166	96,254

	$348,532	$332,562

      The significantly higher amount of accrued income taxes at July 2, 1999 as compared with the current year end relates primarily to the income taxes due on the gain on the sale of Allied Electronics (see Note 2).

8. Income taxes:

      The Company follows the liability method of accounting for income taxes. Deferred income taxes are recorded for temporary differences between the amount of income and expense reported for financial reporting and tax purposes.

AVNET, INC. AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation between the federal statutory tax rate and the effective tax rate is as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

Federal statutory rate	35.0%	35.0%	35.0%

State and local income taxes, net of federal benefit	5.0	7.5	5.2

Amortization and disposition of goodwill	2.3	11.5	1.7

Other, net	0.4	(0.8)	1.2

Effective tax rate	42.7%	53.2%	43.1%

      The significant impact of the amortization and disposition of goodwill on the 1999 effective tax rate was due to the elimination of goodwill related to Allied Electronics and Avnet Setron which was not tax benefited (see Note 16).

      The components of the provision for income taxes are indicated in the next table. The provision (future tax benefit) for deferred income taxes results from temporary differences arising principally from inventory valuation, accounts receivable valuation, net operating losses related to foreign operations, certain accruals and depreciation.

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands)

Current:

Federal	$110,431	$183,336	$101,714

State and local	24,243	44,916	23,252

Foreign	26,567	11,098	5,816

Total current taxes	161,241	239,350	130,782

Deferred:

Federal	(11,615)	(8,008)	(4,135)

State and local	(2,640)	(901)	(1,057)

Foreign	(25,904)	(25,623)	(20)

Total deferred taxes	(40,159)	(34,532)	(5,212)

Provision for income taxes	$121,082	$204,818	$125,570

      The significant components of deferred tax assets and liabilities included on the balance sheet were as follows:

	June 30,	July 2,
	2000	1999

	(Thousands)

Deferred tax assets:

Inventory valuation	$29,258	$18,400

Accounts receivable valuation	12,904	6,779

Foreign tax loss carry-forwards	52,436	29,084

Various accrued liabilities and other	43,314	25,187

	137,912	79,450

Deferred tax liabilities:

Depreciation and amortization of property, plant and equipment	16,975	13,668

Other	2,597	(1,025)

	19,572	12,643

Net deferred tax assets	$118,340	$66,807

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Pension and profit sharing plans:

      The Company’s noncontributory defined benefit pension plan (the “Plan”) and its 401(k) plan cover substantially all domestic employees, except for those who were employed at Channel Master and Kent. Channel Master, which was sold during 1998, had its own profit sharing plan. Kent has a 401(k) plan covering all of its eligible employees. The expense recorded in 1998 related to the profit sharing plan was $427,000. The expense relating to the 401(k) plans for 2000, 1999 and 1998 amounted to $2,632,000, $1,611,000 and $1,253,000, respectively. The noncontributory pension plan was amended as of January 1, 1994 to provide defined benefits pursuant to a cash balance feature whereby a participant accumulates a benefit based upon a percentage of current salary, which varies with age, and interest credits. At June 30, 2000, the market value of the pension plan assets was $201,721,000. These assets were comprised of common stocks (72%), U.S. Government securities (5%), corporate debt obligations (21%), and money market funds (2%).

      The following tables outline changes in benefit obligations, plan assets, and the funded status of the Plan as of the end of 2000 and 1999:

	June 30,	July 2,
	2000	1999

	(Thousands)

Changes in benefit obligations:

Benefit obligations at beginning of year	$140,203	$140,983

Service cost	8,588	8,525

Interest cost	10,515	9,510

Actuarial (gain) loss	(1,861)	(11,436)

Benefits paid	(10,621)	(7,379)

Benefit obligations at end of year	$146,824	$140,203

Change in plan assets:

Fair value of plan assets at beginning of year	$189,778	$167,451

Actual return on plan assets	22,464	29,706

Benefits paid	(10,621)	(7,379)

Contributions	100	—

Fair value of plan assets at end of year	$201,721	$189,778

Information on funded status of plan and the amount recognized:

Funded status of the plan	$54,897	$49,575

Unrecognized transition asset	(1,980)	(4,810)

Unrecognized net actuarial gain	(47,808)	(38,151)

Unamortized prior service credit	(1,972)	(2,293)

Prepaid pension cost recognized in the balance sheet	$3,137	$4,321

      Weighted average assumptions used to calculate actuarial present values of benefit obligations were as follows:

	2000	1999

Discount rate	7.75%	7.0%

Expected return on plan assets	9.50	9.0

      Under the cash balance plan, service costs are based solely on current year salary levels; therefore, projected salary increases are not taken into account.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Components of net periodic benefit costs during the last three years are as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands)

Service Cost	$8,588	$8,525	$6,860

Interest cost	10,515	9,510	9,056

Expected return on plan assets	(14,668)	(12,352)	(11,311)

Amortization of transition asset	(2,830)	(2,829)	(2,830)

Recognized net actuarial gain	—	127	—

Amortization of prior service credit	(321)	(321)	(321)

Net periodic benefit cost	$1,284	$2,660	$1,454

      Not included in the above tabulations are pension plans of certain non-U.S. subsidiaries which are not material.

10. Long-term leases:

      The Company leases many of its operating facilities and is also committed under lease agreements for transportation and operating equipment. Rent expense charged to operations for the three years ended June 30, 2000 is as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands)

Buildings	$33,944	$26,462	$24,788

Equipment	5,846	5,082	4,938

	$39,790	$31,544	$29,726

      At June 30, 2000, aggregate future minimum lease commitments, principally for buildings, in 2001, 2002, 2003, 2004, 2005 and thereafter (through 2015) are $37,549,000, $30,927,000, $25,378,000, $20,391,000, $14,685,000 and $44,536,000, respectively.

11. Stock-based compensation plans:

      Stock option plans:

      The Company has five stock option plans with shares still available for grant:

	Plan

	1990	1995	1996	1997	1999

Minimum exercise price as a percentage of fair market value at date of grant	100%	85%	100%	85%	85%

Plan termination date	11/28/00	8/31/05	12/31/06	11/19/07	11/21/09

Shares available for grant at June 30, 2000	74,400	47,750	1,043,600	105,900	4,000,000

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If applicable, the excess of the fair market value at the date of grant over the exercise price is considered deferred compensation which is amortized and charged against income as it is earned. The maximum term of options granted under any of the plans is 15 years from the date of grant.

      The following is a summary of the changes in outstanding options for the three years ended June 30, 2000:

	2000		1999		1998

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	8,473,388	$20.53	7,145,969	$21.34	7,412,691	$17.38

Granted	3,327,700	16.07	2,593,871	17.12	1,554,741	30.27

Exercised	(2,240,867)	13.99	(843,186)	7.71	(1,413,786)	10.50

Canceled or expired	(419,848)	19.51	(423,266)	23.25	(407,677)	20.95

Outstanding at end of year	9,140,373	20.55	8,473,388	20.53	7,145,969	21.34

Exercisable at the end of year	4,300,736	21.26	3,757,036	20.55	3,338,529	16.71

      The shares granted in 2000 shown above include 1,388,474 options granted to former employees of Marshall Industries as substitute options for Marshall options outstanding on the date of acquisition. These options are subject to the terms of the various Marshall plans assumed by Avnet as part of the acquisition. Of these options, 73,390 had not yet been exercised at June 30, 2000.

      The following information relates to options outstanding at June 30, 2000:

Options Outstanding				Options Exercisable

			Weighted
		Weighted	Average		Weighted
Range of	Number	Average	Remaining		Average
Exercise	of Options	Exercise	Contractual	Number	Exercise
Prices	Outstanding	Price	Life	Of Options	Price

Under $10	249,616	$8.50	89 Months	102,804	$8.73

$10.00 – 15.00	1,515,209	12.51	75 Months	683,947	12.72

15.00 – 20.00	2,515,636	17.87	86 Months	1,012,210	17.85

20.00 – 25.00	3,604,912	22.87	77 Months	1,861,775	23.30

25.00 – 30.00	122,000	26.61	100 Months	30,000	26.50

30.00 – 45.00	1,133,000	31.87	84 Months	610,000	32.10

Employee stock purchase plan:

      In October 1995, the Company implemented the Avnet Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP, eligible employees of the Company are offered options to purchase shares of Avnet common stock at a price equal to 85% of the fair market value on the first or last day, whichever is lower, of each monthly offering period. A total of 1,000,000 shares of Avnet common stock were initially reserved for sale under the ESPP and in November 1998 an additional 1,000,000 shares were reserved. At June 30, 2000, employees had purchased 1,428,150 shares and 571,850 shares were still available for purchase under the ESPP.

Incentive stock:

      The Company has an Incentive Stock Program wherein a total of 360,790 shares were still available for award at June 30, 2000 based upon operating achievements. Delivery of incentive shares is spread equally over a four-year period and is subject to the employee’s continuance in the Company’s employ. As of June

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

30, 2000, 98,606 shares previously awarded have not yet been delivered. The program will terminate on December 31, 2004.

      At June 30, 2000, 15,443,269 common shares were reserved for stock options (including the ESPP) and incentive stock programs.

Pro forma information:

      The Company follows Accounting Principles Board Opinion 25 (“APB 25”), “Accounting for Stock Issued to Employees,” in accounting for its stock-based compensation plans. In applying APB 25, no expense was recognized for options granted under the various stock option plans (except in the rare circumstances where the exercise price was less than the fair market value on the date of the grant) nor was expense recognized in connection with shares purchased by employees under the ESPP. Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” requires disclosure of pro forma net income as if a fair value-based method of measuring stock-based compensation had been applied. Reported and pro-forma net income and diluted earnings per share are as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands, except per share amounts)

Net income:

As reported	$163,392	$174,639	$186,850

Pro forma	153,805	164,909	180,183

Diluted earnings per share:

As reported	$1.51	$1.80	$1.79

Pro forma	1.42	1.71	1.73

      The fair value of the stock options granted is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used, and the weighted average estimated fair value of an option granted are as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

Expected life (years)	4.9	5.6	5.0

Risk-free interest rate	5.7%	4.6%	6.0%

Volatility	33.0%	24.0%	23.0%

Dividend yield	1.7%	1.8%	1.0%

Weighted average fair value	$8.05	$4.71	$10.59

      In February 2000, the Company issued five-year warrants at the exercise price of $26.22 for the purchase of 261,000 shares of the Company’s common stock in conjunction with the award from a customer of a three-year manufacturing contract. As of the effective date of the sale of K*TEC, the warrants were immediately vested. The estimated fair value of the warrants was recorded in additional paid-in capital and the related expense was recorded against the gain on the sale of K*TEC.

12. Contingent liabilities:

      From time to time, the Company may become liable with respect to pending and threatened litigation, taxes and environmental and other matters. The Company has been designated a potentially responsible party or has had other claims made against it in connection with environmental clean-ups at several sites. Based upon the information known to date, the Company believes that it has appropriately reserved for its share of the costs of the clean-ups and it is not anticipated that any contingent matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. Earnings per share:

Basic earnings per share is computed based on the weighted average number of common shares outstanding and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise or conversion or securities into common stock.

	Year Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands, except per share data)

Net income from continuing operations	$162,564	$180,322	$165,878

Interest on 4.5% convertible subordinated notes	—	5,589	5,589

Adjusted net income from continuing operations	$162,564	$185,911	$171,467

Weighted average common shares for basic earnings per share	106,627	95,266	101,890

Net effect of dilutive stock options and restricted stock awards	1,630	1,014	2,200

Effect of 4.5% convertible subordinated notes	—	3,636	3,636

Weighted average common shares for diluted earnings per share	108,257	99,916	107,726

Basic earnings per share from continuing operations	$1.52	$1.89	$1.63

Diluted earnings per share from continuing operations	$1.50	$1.86	$1.59

	Year Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

	(Thousands, except per share data)

Net income	$163,392	$174,639	$186,850

Interest on 4.5% convertible subordinated notes	—	5,589	5,589

Adjusted net income	$163,392	$180,228	$192,439

Weighted average common shares for basic earnings per share	106,627	95,266	101,890

Net effect of dilutive stock options and restricted stock awards	1,630	1,014	2,200

Effect of 4.5% convertible subordinated notes	—	3,636	3,636

Weighted average common shares for diluted earnings per share	108,257	99,916	107,726

Basic earnings per share	$1.53	$1.83	$1.83

Diluted earnings per share	$1.51	$1.80	$1.79

The 4.5% convertible subordinated notes are excluded from the computation of earnings per share from continuing operations and earnings per share in 2000 as the effects were antidilutive.

All share and per share data for fiscal 2000 has been restated to reflect a two-for-one split of the Company’s common stock distributed on September 28, 2000 to shareholders of record on September 18, 2000.

14. Additional cash flow information:

      Other non-cash and reconciling items primarily include provisions for doubtful accounts and certain non-recurring items (see Note 16).

      Due to the Company’s fiscal year end (see Note 1) and its historical dividend payment dates, the fiscal year ended July 2, 1999 includes the cash payment of the July 1, 1999 dividend. This results in the inclusion of five quarterly dividend payments in 1999 as compared with three quarterly payments in 2000 and four in 1998.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net cash disbursed in each of the three years in connection with acquisitions (see Note 2), as well as the net cash collected in those years from dispositions, are reflected as cash flows from “(acquisition) disposition of operations, net”.

      Interest and income taxes paid were as follows:

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

		(Thousands)

Interest	$82,860	$57,109	$43,024

Income taxes	227,901	92,700	141,989

15. Segment information:

      The Company currently consists of four major operating groups, Electronics Marketing (“EM”), Computer Marketing (“CM”), Kent Electronics (“Kent”) and Avnet Applied Computing (“AAC”), which began operating in the Americas and in Europe effective as of the beginning of the second and third quarters of 2000, respectively. The results for AAC in the Americas and Europe prior to those dates are included in EM and CM as the results of the operating groups have not been restated. EM focuses on the global distribution of and value-added services associated with electronics components; CM focuses on middle-to-high-end, value-added computer products distribution and related services; Kent is a specialty electronics distributor and network integrator; and AAC serves the needs of personal computer OEMs and system integrators by providing leading-edge technologies such as microprocessors, and serves the needs of embedded systems OEMs that require technical services such as product prototyping, configurations and other value-added services.

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

		(Millions)

Sales:

Electronics Marketing	$6,638.2	$4,795.1	$4,474.2

Computer Marketing	1,863.5	1,554.9	1,403.7

Kent Electronics	742.8	455.7	418.3

Avnet Applied Computing	670.5	—	—

Video Communications	—	—	38.4

	$9,915.0	$6,805.7	$6,334.6

Operating income:

Electronics Marketing	$391.0	$256.1	$297.3

Computer Marketing	38.1	43.0	61.7

Kent Electronics	34.0	9.2	22.3

Avnet Applied Computing	20.5	—	—

Video Communications	—	—	3.0

Corporate and special charges	(115.6)	(125.9)	(90.8)

	$368.0	$182.4	$293.5

Assets:

Electronics Marketing	$3,108.0	$1,662.6	$1,695.9

Computer Marketing	655.2	489.1	423.3

Kent Electronics	690.0	578.7	574.9

Avnet Applied Computing	226.8	—	—

Corporate	1,254.4	833.0	614.5

	$5,934.4	$3,563.4	$3,308.6

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended

	June 30,	July 2,	June 26,
	2000	1999	1998

		(Millions)

Capital expenditures:

Electronics Marketing	$40.3	$50.3	$19.8

Computer Marketing	12.2	7.7	7.1

Kent Electronics	5.6	6.1	20.5

Avnet Applied Computing	1.7	—	—

Corporate	32.7	15.0	11.5

	$92.5	$79.1	$58.9

Depreciation & amortization expense:

Electronics Marketing	$27.1	$17.5	$17.8

Computer Marketing	7.2	6.7	5.6

Kent Electronics	7.9	5.1	4.9

Avnet Applied Computing	.1	—	—

Corporate	41.2	28.1	27.1

	$83.5	$57.4	$55.4

Sales, by geographic area, are as follows:

Americas	$7,420.9	$5,344.2	$5,166.3

EMEA (Europe, Middle East and Africa)	2,055.9	1,241.2	1,021.5

Asia/Pacific	438.2	220.3	146.8

	$9,915.0	$6,805.7	$6,334.6

Assets, by geographic area, are as follows:

Americas	$4,486.9	$2,895.0	$2,696.7

EMEA (Europe, Middle East and Africa)	1,165.8	535.5	525.0

Asia/Pacific	281.7	132.9	86.9

	$5,934.4	$3,563.4	$3,308.6

16. Non-recurring items:

Reorganization and integration charges:

      During the third quarter of fiscal 2000, the Company recorded $14,823,000 pre-tax and $8,877,000 after-tax ($0.08 per share on a diluted basis) of incremental special charges associated with: (a) the integration of Electronics B.V. and SEI Macro Group into EM EMEA ($10,120,000 pre-tax); (b) the integration of JBA Computer Solutions into CM North America ($3,146,000 pre-tax); and (c) costs related to the consolidation of EM’s European warehousing operations ($1,557,000 pre-tax). Approximately $13,327,000 of the pre-tax charge was included in operating expenses and $1,496,000 was included in cost of sales, which represented a non-cash write-down. These charges include severance, inventory reserves related to termination of product lines, write-downs associated with the disposal of fixed assets and other items. Of the special charges of $14,823,000 pre-tax, approximately $7,237,000 did not require an outflow of cash and $7,586,000 required the use of cash, $2,544,000 of which had been expended at June 30, 2000.

      During the second quarter of fiscal 2000, the Company recorded $28,030,000 pre-tax and $17,573,000 after-tax ($0.16 per share on a diluted basis) of incremental special charges associated with: (a) the integration of Marshall Industries into the Company ($18,413,000 pre-tax); (b) the reorganization of the Company’s EM Asian operations ($5,409,000 pre-tax); (c) costs related to the consolidation of the Company’s EM European warehousing operations ($1,509,000 pre-tax); and (d) costs incurred in connection with certain litigation brought by the Company ($2,699,000 pre-tax). Approximately $17,739,000 of the pre-tax charge was included in operating expenses and $10,291,000 was included in the cost of sales. The charges related to the integration of Marshall Industries and the reorganization of the Asian operations are comprised of severance, inventory reserves required related to supplier terminations, real property lease terminations, employee and facility relocation costs, special incentive payments and other items. Of the special charges of $28,030,000 pre-tax, approximately $11,143,000 did not require an outflow of cash and $16,887,000 required the use of cash, $13,656,000 of which had been expended at June 30, 2000.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the first quarter of fiscal 2000, the Company recorded $6,111,000 pre-tax and $3,976,000 after-tax ($0.04 per share on a diluted basis) of incremental special charges associated with the reorganization of the EM European operations consisting primarily of costs related to the consolidation of warehousing operations. The entire $6,111,000 is included in operating expenses, most of which required an outflow of cash. These charges included severance, adjustments of the carrying value of fixed assets, real property lease terminations and other items. Substantially all of the cash associated with this item had been expended at June 30, 2000.

      The total amount of special charges recorded in fiscal 2000 amounted to $48,964,000 pre-tax ($37,177,000 included in operating expenses and $11,787,000 included in cost of sales), $30,426,000 after-tax and $0.29 per share on a diluted basis.

      During the first quarter of 1999, the Company recorded $26,519,000 pre-tax and $15,740,000 after-tax ($0.16 per share on a diluted basis) of incremental special charges associated principally with the reorganization of its EM EMEA operations. These charges include severance, real property lease termination costs, inventory reserves required related to supplier terminations and other items. Approximately $18,613,000 of the pre-tax charge, which required an outflow of cash, is included in operating expenses and $7,906,000, which represented a non-cash write-down, is included in cost of sales. Substantially all of the cash associated with this item had been expended at July 2, 1999.

      During the fourth quarter of 1998, the Company recorded $35,400,000 pre-tax and $21,200,000 after-tax ($0.21 per share on a diluted basis) of incremental special charges associated principally with the reorganization of its EM Americas operation. Approximately $25,700,000 of the pre-tax charge is included in operating expenses and $9,700,000 is included in cost of sales. These charges include severance, real property lease termination costs, inventory reserves required related to supplier terminations, the write- down of goodwill and other items. The write-down of goodwill relates to a small underperforming operating unit. Of the special charges of $35,400,000 pre-tax, approximately $17,100,000 did not require an outflow of cash and $18,300,000 required the use of cash, all of which had been expended at July 2, 1999.

Dispositions and other:

      In the fourth quarter of 1999, the Company recorded a gain on the sale of its Allied Electronics business in the amount of $252,279,000 pre-tax, offset somewhat by charges taken in connection with the intended disposition of the Avnet Setron catalog operation in Germany amounting to $42,732,000. Approximately $37,492,000 of the pre-tax charge, consisting principally of the write-off of goodwill, is included in operating expenses and $5,240,000 is included in cost of sales, while the pre-tax gain on Allied Electronics is shown separately on the supplemental consolidated statement of income. The net effect of these items is to increase income from continuing operations before taxes, net income and diluted earnings per share by approximately $209,547,000, $79,709,000 and $0.81 per share for the fourth quarter, respectively.

      In the second quarter of 1998, the Company recorded a gain on the sale of Channel Master amounting to $33,795,000 pre-tax, offset somewhat in operating expenses by costs relating to the divestiture of Avnet Industrial, the closure of the Company’s corporate headquarters in Great Neck, New York, and the anticipated loss on the sale of Company-owned real estate, amounting to $13,300,000 in the aggregate. The effect of these items is to increase income from continuing operations before income taxes, net income and diluted earnings per share by approximately $20,495,000, $8,700,000 and $0.08 per share for the second quarter, respectively.

      In total, the non-recurring items recorded in 1999 as discussed above positively impacted income from continuing operations before taxes, net income and diluted earnings per share by $183,028,000, $63,969,000 and $0.64 per share, respectively.

      In total, the non-recurring items recorded in 1998 as discussed above negatively impacted income from continuing operations before income taxes, net income and diluted earnings per share by $14,905,000, $12,500,000 and $0.12 per share, respectively.

AVNET, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      17. Summary of quarterly results (unaudited):

	First		Second		Third		Fourth
	Quarter		Quarter		Quarter		Quarter		Year

			(Millions, except per share amounts)

2000

Sales	$1,804.5		$2,276.2		$2,884.5		$2,949.8		$9,915.0

Gross profit	261.6	(a)	317.5	(b)	424.6	(c)	441.1		1,444.8	(a)(b)(c)

Income from continuing operations before income taxes	44.1	(a)	32.5	(b)	82.2	(c)	124.8		283.6	(a)(b)(c)

Net income from continuing operations	25.0	(a)	17.6	(b)	47.5	(c)	72.5		162.6	(a)(b)(c)

Diluted earnings per share from continuing operations	0.26	(a)	0.16	(b)	0.42	(c)	0.62		1.50	(a)(b)(c)(f)

1999

Sales	$1,697.6		$1,634.5		$1,707.7		$1,765.9		$6,805.7

Gross profit	257.3	(d)	251.9		268.0		270.8	(e)	1,048.0	(d)(e)

Income from continuing operations before income taxes	32.5	(d)	46.6		46.8		259.2	(e)	385.1	(d)(e)

Net income from continuing operations	17.9	(d)	27.0		26.7		108.7	(e)	180.3	(d)(e)

Diluted earnings per share from continuing operations	0.18	(d)	0.28		0.28		1.11	(e)	1.86	(d)(e)(f)

(a)	Includes the impact of incremental special charges associated with the reorganization of the EM European operations amounting to $6.1 million pre-tax, $4.0 million after-tax and $0.04 per share on a diluted basis.

(b)	Includes the impact of incremental special charges associated with the integration of Marshall Industries, the reorganization of the Company’s Asian operations, costs related to the consolidation of the Company’s EM European warehousing operations and costs incurred in connection with its lawsuit against Wyle Laboratories, Inc. amounting to $28.0 million pre-tax, $17.6 million after-tax and $0.16 per share on a diluted basis.

(c)	Includes the impact of incremental special charges associated with the integration of Eurotronics B.V. (SEI), the integration of the SEI Macro Group, the integration of JBA Computer Solutions and costs related to the consolidation of EM’s European warehousing operations amounting to $14.8 million pre-tax, $8.9 million after-tax and $0.08 per share on a diluted basis.

(d)	Includes the impact of incremental special charges associated with the reorganization of the Company’s EM Group amounting to $26.5 million pre-tax, $15.7 million after-tax and $0.16 per share on a diluted basis.

(e)	Includes the net gain on exiting the printed catalog business consisting of the July 2, 1999 sale of Allied Electronics, offset somewhat by charges recorded in connection with the disposition of the Avnet Setron catalog operations in Germany. The net positive effect on fourth quarter 1999 pre-tax income, net income and diluted earnings per share was $209.5 million, $79.7 million and $0.81, respectively.

(f)	Diluted earnings per share for fiscal 2000 is greater by $0.04 and in fiscal 1999 is greater by $0.01 than the sum of the applicable amounts for each of the quarters due to the impact on the weighted average number of shares outstanding of the issuance of shares in connection with the acquisitions of Marshall Industries and Eurotronics B.V. (SEI) in 2000 and the effect of the stock repurchase program in 1999.

SCHEDULE II

AVNET, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Years Ended June 30, 2000, July 2, 1999 and June 26, 1998

Column A	Column B	Column C			Column D		Column E

		Additions

	Balance at	Charged to	Charged to other
	beginning of	costs and	accounts-		Deductions-		Balance at end
Description	period	expenses	describe		describe		of period

			(Thousands)

2000

Allowance for doubtful accounts	$28,626	$18,454	$76	(a)	$11,919	(b)	$44,523

			9,286	(c)

Reorganization charges (Note 16)	3,321	48,964			19,124	(e)	8,273

					24,888	(f)

1999

Allowance for doubtful accounts	33,007	10,772	1,634	(a)	16,729	(b)	28,626

			731	(c)	789	(d)

Reorganization charges (Note 16)	8,800	26,519	—		7,906	(e)	3,321

					24,092	(f)

1998

Allowance for doubtful accounts	28,410	12,782	147	(a)	9,080	(b)	33,007

			748	(c)

Reorganization charges (Note 16)		35,400			17,100	(e)	8,800

					9,500	(f)

(a)	Recovery of amounts previously written off

(b)	Uncollectible accounts written off

(c)	Acquisitions

(d)	Dispositions

(e)	Non-cash write-downs

(f)	Cash payments

Nine months ended March 30, 2001 and March 31, 2000:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The accompanying supplemental financial statements and accompanying Notes have been restated to reflect the acquisition of Kent Electronics Corporation (“Kent”) completed on June 8, 2001 which was accounted for as a pooling-of-interests.

      On June 8, 2001, Avnet, Inc. (“Avnet”) completed its acquisition of Kent Electronics Corporation (“Kent”) following approval of the Amended and Restated Merger Agreement and Plan of Merger dated as of March 21, 2001 (the “Merger Agreement”) by Avnet and Kent shareholders on June 6, 2001. Pursuant to the Merger Agreement, Kent was merged into Avnet and its separate existence ceased. Kent shareholders received 0.87 of a share of Avnet common stock for each share of Kent common stock held, with cash paid in lieu of any fractional shares based on $25.84 per Avnet share. Avnet will issue approximately 25.3 million shares of Avnet common stock to Kent shareholders and an additional 1.7 million shares have been reserved for issuance upon the exercise of outstanding warrants and stock options. On June 8, 2001, the closing price for a share of Avnet common stock for New York Stock Exchange composite transactions was $24.30.

      Effective as of the beginning of the second quarter of fiscal 2000, the Company created a new operating group — Avnet Applied Computing (“AAC”) — by combining certain segments from the Company’s Electronics Marketing (“EM”) and Computer Marketing (“CM”) operations. AAC provides leading-edge technologies such as microprocessors to system integrators and manufacturers of general purpose computers, and provides design, integration and marketing services to developers of application-specific computer solutions. AAC began operating in the Americas effective as of the beginning of the second quarter of fiscal 2000, in Europe effective as of the beginning of the third quarter of fiscal 2000 and in Asia effective as of the beginning of the first quarter of fiscal 2001. The results for AAC prior to when it began operating separately as described in the preceding sentence are included in EM and CM as the results of the operating groups have not been restated. Therefore, the group information supplied below for fiscal 2001 is not comparable to the information for prior periods. Kent represents the Company’s fourth segment.

      The results for the current year include a number of acquisitions completed by the Company during fiscal years 2000 and 2001 which affect the comparative financial results discussed below. These acquisitions include the October 1999 acquisition of Marshall Industries (which included the acquisition of 16% of Eurotronics B.V.) and 94% of the SEI Macro Group; the November 1999, acquisition of PCD Italia S.r.l. and Matica S.p.A.; the November 1999 acquisition of Orange Coast Datacomm, Inc., Orange Coast Cabling, Inc. and Go Telecomm, Inc. (“Orange Coast Companies”); the January 2000 acquisition of Eurotronics B.V. (including the remaining 6% of the SEI Macro Group); and the July 2000 acquisition of Savoir Technology Group, Inc. Also during fiscal 2000, the Company completed the acquisitions of Cosco Electronics/Jung Kwang and SEI Nordstar S.p.A. In addition, on October 31, 2000 the Company completed the acquisition of the EBV Group and RKE Systems as more fully described below. Marshall Industries and the Savoir Technology Group, Inc. have been merged primarily into EM and CM, respectively, with a relatively small portion having been merged into AAC. The EBV Group and RKE Systems have been merged primarily into EM and AAC, respectively, with a relatively small portion having been merged into CM. PCD Italia S.r.l. and Matica S.p.A are part of CM and the Orange Coast Companies are part of Kent, while all of the remaining acquisitions mentioned above are part of EM.

      On August 31, 2000, the Company’s Board of Directors declared a two-for-one stock split to be effected in the form of a stock dividend (the “Stock Split”). The additional common stock was distributed on September 28, 2000 to shareholders of record on September 18, 2000. All references in this MD&A, and elsewhere in this Report, to the number of shares, per share amounts and market prices of the Company’s common stock have been restated to reflect the Stock Split and the resulting increase in the number of shares outstanding.

Results of Operations

      Consolidated sales for the first nine months of fiscal 2001 were $10.28 billion, up 48% as compared with $6.97 billion in the first nine months of last year. A significant portion of the increase in consolidated sales, as well as the increase in sales for each of the operating groups, was due to the acquisitions mentioned above. EM’s sales of $6.36 billion and CM’s sales of $1.89 billion in the first nine months of fiscal 2001 were up 37% and 40%, respectively, as compared with the prior year’s first nine months sales of $4.66 billion for EM and $1.34 billion for CM. Kent’s sales of $719 million for the first nine months of fiscal 2001 were up 38% as compared with the prior year’s first nine months sales of $522 million. AAC had sales of $1.31 billion in the first nine months of fiscal 2001 as compared with sales of $440 million in the first nine months of fiscal 2000.

      Consolidated gross profit margins in the first nine months of fiscal 2001 were 15.1% as compared with 14.6% (excluding special charges) in the prior year period. Operating expenses

(excluding special charges) as a percentage of sales decreased to 9.9% in the first nine months of fiscal 2001 from 10.8% in the first nine months of last year. As a result, operating income as a percentage of sales increased to 5.2% in this year’s first nine months as compared with 3.8% (excluding special charges) in the same period last year.

      Interest expense was significantly higher in the first nine months of fiscal 2001 as compared with the first nine months of fiscal 2000 due to the combination of higher debt levels as a result of the Company’s recent acquisition activity, the additional working capital requirements to support the growth in business and higher interest rates during fiscal 2001.

      Net income from continuing operations for the first nine months of fiscal 2001 was $231.1 million, or $1.93 per share on a diluted basis, as compared with $120.5 million, or $1.14 per share on a diluted basis, in the first nine months of last year (excluding special charges). Including the special charges described below, net income from continuing operations in the first nine months of fiscal 2000 was $90.0 million, or $0.85 per share on a diluted basis.

      In October 2000, the Company sold K*TEC and recorded a one-time gain of $30.0 million pre-tax and $18.0 million after tax. Results of operations for K*TEC have been considered as discontinued operations in the financial statements.

      Included in the Company’s prior year nine month results are $14.8 million pre-tax ($13.3 million included in operating expenses and $1.5 million included in cost of sales), $8.9 million after-tax and $0.08 per share on a diluted basis of incremental special charges recorded in the third quarter associated with the integration of Eurotronics B.V. and the SEI Macro Group in EM EMEA ($10.1 million pre-tax), the integration of JBA Computer Solutions into CM North America ($3.1 million pre-tax), and costs related to the consolidation of EM’s European warehousing operations ($1.6 million pre-tax). These charges are comprised of severance, inventory reserves related to terminations of product lines, write-downs associated with the disposals of fixed assets and other items. The costs associated with the consolidation of the European warehousing operations were due to the longer-than-expected startup of operations of the European distribution center located in Tongeren, Belgium and consist primarily of duplicative employee and property related costs.

      The results for the first nine months of fiscal 2000 were also negatively impacted by $28.0 million pre-tax ($17.7 million included in operating expenses and $10.3 million included in cost of sales), $17.6 million after-tax and $0.16 per share on a diluted basis of incremental special charges recorded in the second quarter primarily associated with the integration of Marshall Industries into the Company, the reorganization of EM Asia, costs related to the consolidation of the Company’s EM European warehousing operations and costs incurred in connection with the Company’s lawsuit against Wyle Laboratories, Inc. and certain individuals. The charges related to the integration of Marshall Industries ($18.4 million) and the reorganization of the Asian operations ($5.4 million) were comprised of severance, inventory reserves related to termination of product lines, real property lease terminations, employee and facility relocation costs, special incentive payments and other items. The costs associated with the consolidation of the European warehousing operations ($1.5 million) were due to the longer-than-expected startup of operations of the European distribution center located in Tongeren, Belgium and consisted primarily of duplicative employee and property related costs. The costs incurred pertaining to the Wyle lawsuit ($2.7 million), in which the Company was the plaintiff, related to legal and professional fees associated with the trial of the case, which commenced in September 1999. In August 2000 the parties agreed to settle the case by dismissing all claims and appeals with prejudice and with each side bearing its own costs and expenses.

      The results for the first nine months of fiscal 2000 also include $6.1 million pre-tax (included in operating expenses), $4.0 million after-tax and $0.04 per share on a diluted basis of incremental special charges recorded in the first quarter associated primarily with the reorganization of the Company’s EM European operations, consisting primarily of costs related to the centralization of warehousing operations in the Company’s new facility located in Tongeren, Belgium. These charges included severance, adjustment of the carrying value of fixed assets, real property lease terminations and other items.

      The total amount of special charges recorded in the first nine months of fiscal 2000 amounted to $48.9 million pre-tax ($37.1 million included in operating expenses and $11.8 million included in cost of sales), $30.4 million after-tax and $0.29 per share on a diluted basis.

Liquidity and Capital Resources

      During the first nine months of fiscal 2001, the Company generated $337.6 million from income from continuing operations before depreciation, amortization and other non-cash items, and used $455.1 million to increase working capital, resulting in $117.5 million of net cash flows being used for operations. In addition, the Company used $133.2 million for other normal business operations including purchases of property, plant and equipment ($112.3 million), dividends ($20.5 million) and other items ($0.4 million). This resulted in $250.7 million being used for normal business operations. The Company also used $497.4 million for acquisitions (net of proceeds from the sale of discontinued operations) and investments in non-consolidated entities. This overall use of cash of $748.1 million was financed by the $856.0 million raised from the issuance of commercial paper, the issuance of notes in public offerings as described below and an increase in bank and other debt, and $107.9 million was provided from available cash and cash equivalents.

      The Company’s quick assets at March 30, 2001 totaled $2.82 billion as compared with $2.17 billion at June 30, 2000. At March 30, 2001, quick assets were greater than the Company’s current liabilities by $82.2 million as compared with a $131.1 million excess at the end of fiscal 2000. Working capital at March 30, 2001 was $2.44 billion as compared with $2.37 billion at June 30, 2000. At March 30, 2001, to support each dollar of current liabilities, the Company had $1.03 of quick assets and $0.86 of other current assets, for a total of $1.89 as compared with $2.16 at the end of the prior fiscal year. The above balance sheet amounts at March 30, 2001 were significantly impacted by the acquisition of the EBV Group, RKE Systems and Savoir Technologies and the disposition of K*TEC. The principal reason for the decline in the working capital and quick ratios indicated above was the increase in short-term borrowings as a result of a change in the Company’s debt structure. The Company is evaluating its capital structure and may, if deemed appropriate, issue equity or equity linked securities.

      In October 2000, the Company issued $250.0 million of 8.20% Notes due October 17, 2003 (the “8.20% Notes”) and $325.0 million of Floating Rate Notes due October 17, 2001 (the “Floating Rate Notes”). The proceeds from the sale of the 8.20% Notes and the Floating Rate Notes were approximately $572.4 million after deduction of underwriting discounts and other expenses associated with the sale. The Floating Rate Notes will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 87.5 basis points (.875%). The initial rate on the Floating Rate Notes was 7.65% per annum and the rate at March 30, 2001 is 5.65% per annum. After temporarily using the net proceeds from the 8.20% Notes and the Floating Rate Notes to pay down commercial paper and make investments in short-term securities, the net proceeds were used to fund the acquisition of the EBV Group and RKE Systems as described in the “Acquisitions” section below.

      On October 27, 2000, the Company entered into a $1.25 billion 364-day credit facility with a syndicate of banks led by Bank of America and Chase Manhattan Bank in order to replace the existing $500.0 million 364-day syndicated bank credit facility described below. This facility partially financed the acquisition of the EBV Group and RKE Systems and provided additional working capital capacity. The Company may select from various interest rate options and maturities under this facility, although the Company intends to utilize the facility primarily as back-up for its commercial paper program pursuant to which the Company is authorized to issue short-term notes for current operational business requirements. The credit agreement contains various covenants, none of which management believes materially limits the Company’s financial flexibility to pursue its intended business strategy.

      In order to partially finance the cash component of the acquisition of Marshall Industries and to provide additional working capital capacity, the Company entered into a $500.0 million 364-day credit facility in October 1999 with a syndicate of banks led by Bank of America. The Company was able to select from various interest rate options and maturities under this facility, although the Company utilized the facility primarily as a back-up for its commercial paper program. This facility was replaced by the new $1.25 billion 364-day facility described above.

      The Company also had a $100.0 million credit facility with Bank of America which expired in October 2000 and a $150.0 million credit facility with Chase Manhattan Bank which expired in November 2000.

      In June 1999, the Company entered into separate credit agreements with Banca Commerciale Italiana (BCI) and UniCredito Italiano (UCI). The agreements provided eighteen-month facilities with lines of credit totaling 83 billion Italian Lira. These facilities matured on December 18, 2000. At that time, the agreement with BCI was terminated, and the agreement with UCI was extended through February 28, 2001. The extended agreement with UCI provided a line of credit totaling 53 billion Italian Lira. This facility was replaced with facilities providing lines of credit of approximately 90 billion Italian Lira (US dollar equivalent of approximately $41.2 million at March 30, 2001), which expire in January 2002. These facilities are currently being used primarily as a source of working capital financing for the Company’s Italian subsidiaries. In addition, in September 1998, the Company entered into an agreement with KBC, a Belgian bank, to finance the construction of the new Avnet Europe, NV/SA distribution center in Tongeren, Belgium. The agreement provides for multiple term loans totaling 665 million Belgian Francs (US dollar equivalent of approximately $14.6 million at March 30, 2001) which may be converted into term loans with maturities between three and fifteen years. The facilities are currently being used to finance real estate, computer equipment, infrastructure and project consultancy costs related to the new European distribution center.

      The Company also has a five-year facility with a syndicate of banks led by Bank of America which expires in September 2002 and which provides a line of credit of up to $700.0 million. The Company may select from various interest rate options and maturities under this facility. This credit facility currently serves as a primary funding vehicle for the Company’s European operations. The credit agreement contains various covenants, none of which management believes materially limits the Company’s financial flexibility to pursue its intended financial strategy.

      During the first nine months of fiscal 2001, the Company’s shareholders’ equity increased by $392.8 million to $2,639.5 million at March 30, 2001, while total debt increased by $822.2 million to $2,976.0 million. As a result, the total debt to capital (shareholders’ equity plus total debt) ratio was 53.0% at March 30, 2001 as compared with 48.9% at June 30, 2000. The Company’s favorable balance sheet ratios would facilitate additional financing if, in the opinion of management, such financing would enhance the future operations of the Company.

      Currently, the Company does not have any material commitments for capital expenditures.

      The Company and the former owners of a Company-owned site in Oxford, North Carolina have entered into a Consent Decree and Court Order with the Environmental Protection Agency (EPA) for the environmental clean-up of the site, the cost of which, according to the EPA’s remedial investigation and feasibility study, is estimated to be approximately $6.3 million, exclusive of the $1.5 million in EPA past costs paid by the potentially responsible parties (PRP’s). Pursuant to a

Consent Decree and Court Order entered into between the Company and the former owners of the site, the former owners have agreed to bear at least 70% of the clean-up costs of the site, and the Company will be responsible for not more than 30% of those costs. In addition, the Company has become aware of claims that may be made against it and/or its Sterling Electronics Corp. subsidiary, which was acquired as part of the acquisition of Marshall Industries. Sterling once owned 92.46% of the capital stock of Phaostron, Inc. In August 1995, Sterling sold the interest in Phaostron to Westbase, Inc. At the time of the sale, Sterling and Westbase entered into an agreement related to environmental costs resulting from alleged contamination at a facility leased by Phaostron that is a part of the San Gabriel Valley Superfund Site. The agreement provided that Sterling would pay up to $800,000 for environmental costs associated with the site. The Company does not believe that Sterling or the Company will be responsible for environmental costs in excess of $800,000 and has established what it believes to be adequate reserves for any share of such costs that may be borne by Sterling or the Company. In addition, the Company has received notice from a third party of its intention to seek indemnification for costs it may incur in connection with an environmental clean-up at a site in Rush, Pennsylvania resulting from the alleged disposal of wire insulation material at the site by a former unit of the Company. Based upon the information known to date, management believes that the Company has appropriately accrued in its supplemental consolidated financial statements for its share of the costs of the clean-ups at all the above mentioned sites. The Company is also a defendant in a lawsuit brought against it at an environmental clean-up site in Huguenot, New York. At this time, management cannot estimate the amount of the Company’s potential liability, if any, for clean-up costs in connection with this site but does not anticipate that this matter or any other contingent matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

      Management is not now aware of any commitments, contingencies or events within the Company’s control which may significantly change its ability to generate sufficient cash from internal or external sources to meet its needs.

Acquisitions

      On July 3, 2000, the Company acquired Savoir Technology Group, Inc., a leading distributor of IBM mid-range server products in the Americas. In the merger, holders of Savoir common stock received 0.11452 of a share of Avnet common stock for each share of Savoir common stock, and cash in lieu of fractional Avnet shares. The exchange ratio, as well as the price paid for fractional shares, was based upon an Avnet stock price capped at $34.2736 as adjusted to reflect the stock split. Holders of Savoir series A preferred received 0.16098 of a share of Avnet common stock for each share they held and cash in lieu of fractional Avnet shares. The total cost of the acquisition of Savoir including estimated expenses was approximately $144.6 million, consisting of the cost for the Savoir shares of $110.8 million in Avnet stock and $0.8 million in Avnet stock options (net of related tax benefits of $0.5 million) as well as $0.8 million for direct transaction expenses and $32.2 million for the payoff of pre-existing Savoir debt. The above dollar value of Avnet stock reflects the issuance of 3,736,954 shares, as adjusted to reflect the Stock Split, of Avnet stock valued at an assumed price of $29.66, as adjusted to reflect the Stock Split, based on the average closing price of Avnet common stock for a period commencing two trading days before and ending one trading day after June 30, 2000. The acquisition has been accounted for as a purchase.

      On October 31, 2000, the Company completed its acquisition of certain European operations of the VEBA Electronics Group consisting of (a) the Germany-headquarted EBV Group, consisting of EBV Electronik and WBC, both pan-European semiconductor distributors, and Atlas Services Europe, a logistics provider for EBV and WBC; and (b) the Germany-based RKE Systems, a computer products and services distributor. The amount paid at closing of $740.7 million includes the payoff of substantially all of the debt on the books of the companies acquired and is subject to closing adjustments. As part of the agreement among the consortium members, Avnet loaned $50.0 million to Schroder Ventures to enable Schroder Ventures to close the transaction.

      On June 8, 2001, the Company completed its merger with Kent which has been accounted for as a pooling-of-interests as previously described.

      To capitalize on growing world markets for electronic components and computer products, the Company has pursued and expects to continue to pursue strategic acquisitions to expand its business. Management believes that the Company has the ability to generate sufficient capital resources from internal or external sources in order to continue its expansion program. In addition, as with past acquisitions, management does not expect that future acquisitions will materially impact the Company’s liquidity.

Market Risks

      Many of the Company’s operations, primarily its international subsidiaries, occasionally purchase and sell products in currencies other than their functional currencies. This subjects the Company to the risks associated with fluctuations of foreign currency exchange rates. The Company reduces this risk by utilizing natural hedging (offsetting receivables and payables) as well as by creating offsetting positions through the use of derivative financial instruments, primarily forward foreign exchange contracts with maturities of less than sixty days. The market risk related to the foreign exchange contracts is offset by the changes in valuation of the underlying items being hedged. The amount of risk and the use of derivative financial instruments described above is not material to the Company’s financial position or results of operations. As of June 7, 2001, approximately 38% of the Company’s outstanding debt was in fixed rate instruments and 62% was subject to variable short-term interest rates. Accordingly, the Company will be impacted by any change in short-term interest rates. The Company does not hedge either its investment in its foreign operations or its floating interest rate exposures. The Company adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 133 (“SFAS 133”) “Accounting for Derivative Instruments and Hedging Activities” on July 1, 2000. The adoption of SFAS 133 did not have a material impact on the Company’s supplemental consolidated financial statements.

The Euro

      Effective on January 1, 1999, a single European currency (the “Euro”) was introduced and certain member countries of the European Union established fixed conversion rates between their existing national currencies and the Euro. The participating countries adopted the Euro as their common legal currency on that date, and during the transition period through January 1, 2002 either the Euro or a participating country’s national currency will be accepted as legal currency. The Company is addressing the issues raised by the introduction of the Euro including, among other things, the potential impact on its internal systems, tax and accounting considerations, business issues and foreign exchange rate risks. Although management is still evaluating the impact of the Euro, management does not anticipate, based upon information currently available, that the introduction of the Euro will have a material adverse impact on the Company’s financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      See Note 1 to the Supplemental Consolidated Financial Statements included herein and in the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2000 and the “Liquidity and Capital Resources” and “Market Risks” sections of the MD&A discussed above.

AVNET, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 30,	June 30,
	2001	2000

	(unaudited)	(audited)
Assets:

Current assets:

Cash and cash equivalents	$352,675	$268,244

Receivables, less allowances of $60,971 and $44,523, respectively	2,466,430	1,899,988

Inventories (Note 3)	2,264,406	2,013,221

Net assets of discontinued operations	—	143,795

Other	97,310	80,550

Total current assets	5,180,821	4,405,798

Property, plant and equipment, net	462,033	345,659

Goodwill, net of accumulated amortization of $109,527 and $84,824, respectively	1,336,502	959,995

Other assets	237,934	222,972

Total assets	$7,217,290	$5,934,424

Liabilities:

Current liabilities:

Borrowings due within one year	$1,135,123	$503,287

Accounts payable	1,097,801	1,185,292

Accrued expenses and other	503,953	348,532

Total current liabilities	2,736,877	2,037,111

Long-term debt, less due within one year	1,840,925	1,650,610

Total liabilities	4,577,802	3,687,721

Commitments and contingencies (Note 4)

Shareholders’ equity (Notes 5 and 6):

Common stock $1.00 par, authorized 300,000,000 shares and 120,000,000 shares, respectively; issued 117,372,000 shares and 115,400,000 shares, respectively	117,372	115,400

Additional paid-in capital	530,293	470,360

Retained earnings	2,015,630	1,776,025

Cumulative translation adjustments	(23,499)	(54,582)

Cumulative valuation adjustments	—	2,293

Treasury stock at cost, 11,543 shares and 2,396,000 shares, respectively	(308)	(62,793)

Total shareholders’ equity	2,639,488	2,246,703

Total liabilities and shareholders’ equity	$7,217,290	$5,934,424

See notes to supplemental consolidated financial statements

AVNET, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(unaudited)	(unaudited)

Sales	$10,276,255	$6,965,265

Cost of sales (Note 7)	8,723,161	5,961,533

Gross profit	1,553,094	1,003,732

Selling, shipping, general and administrative expenses (Note 7)	1,021,815	790,287

Operating income	531,279	213,445

Other income, net	17,097	7,359

Interest expense	(145,567)	(61,956)

Income from continuing operations before income taxes	402,809	158,848

Income taxes	171,677	68,820

Net income from continuing operations	231,132	90,028

Income (loss) from discontinued operations, net of income taxes of $1,611 and
($687), respectively	2,416	(623)

Gain on disposal of discontinued operations, net of income taxes of $12,000	18,000	—

Net income	$251,548	$89,405

Earnings per share from continuing operations (Note 8):

Basic	$1.97	$0.86

Diluted	$1.93	$0.85

Net earnings per share (Note 8):

Basic	$2.15	$0.86

Diluted	$2.09	$0.84

Shares used to compute earnings per share (Note 8):

Basic	117,118	104,559

Diluted	122,243	105,819

See notes to supplemental consolidated financial statements

AVNET, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(unaudited)	(unaudited)

Cash flows from operating activities:

Net income	$251,548	$89,405

(Income) loss from discontinued operations, net of income taxes	(2,416)	623

Gain on disposal of discontinued operations, net of income taxes	(18,000)	—

Net income from continuing operations	231,132	90,028

Non-cash and other reconciling items:

Depreciation and amortization	86,276	56,312

Deferred taxes	55	4

Other, net (Note 9)	20,184	34,466

	337,647	180,810

Changes in (net of effects of businesses acquired):

Receivables	(85,249)	(341,746)

Inventories	(41,264)	(329,541)

Payables, accruals and other, net	(328,613)	(12,634)

Net cash flows used for operating activities	(117,479)	(503,111)

Cash flows from financing activities:

Issuance of notes in public offering, net	572,387	356,049

Issuance of commercial paper and bank debt, net	275,864	667,862

(Payment of) proceeds from other debt	7,766	(105)

Cash dividends (Note 9)	(20,458)	(11,578)

Other, net	4,947	20,909

Net cash flows provided from financing activities	840,506	1,033,137

Cash flows from investing activities:

Purchases of property, plant and equipment	(112,340)	(90,571)

Acquisition of operations, net (Note 9)	(692,837)	(667,274)

Investments in non-consolidated entities (Note 9)	(30,973)	(22,741)

Proceeds from sale of discontinued operations	226,390	—

Net cash flows used for investing activities	(609,760)	(780,586)

Effect of exchange rate changes on cash and cash equivalents	(5,376)	(486)

Net decrease in cash from discontinued operations	(7,047)	(10,027)

Cash and cash equivalents:

— increase (decrease)	100,844	(261,073)

— at beginning of period	251,831	519,924

— at end of period	$352,675	$258,851

Additional cash flow information (Note 9)

See notes to supplemental consolidated financial statements

AVNET, INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.	In the opinion of management, the accompanying supplemental consolidated financial statements contain all adjustments necessary, all of which are of a normal recurring nature except for the incremental special charges discussed in Note 7, to present fairly the Company’s financial position as of March 30, 2001 and June 30, 2000; the results of operations for the nine months ended March 30, 2001 and March 31, 2000; and the cash flows for the nine months ended March 30, 2001 and March 31, 2000. For further information, refer to the supplemental consolidated financial statements and accompanying notes included herein for the fiscal year ended June 30, 2000.

The accompanying supplemental consolidated financial statements and accompanying notes have been restated to reflect the acquisition of Kent Electronics Corporation (“Kent”) completed on June 8, 2001 which was accounted for as a pooling-of-interests. Kent’s results of operations for the nine months ended March 31, 2001 and January 1, 2000 have been combined with Avnet’s results of operations for the nine months ended March 30, 2001 and March 31, 2000, respectively. In addition, Kent’s balance sheets as of March 31, 2001 and April 1, 2000 have been combined with Avnet’s balance sheets as of March 30, 2001 and June 30, 2000. Accordingly, an adjustment was made to retained earnings in the Company’s first quarter of fiscal 2001 to include $8,819,000 of net income for Kent for the three months ended June 30, 2000. For the same three months, Kent’s sales of $223,310,000 and Kent’s cash flows provided by operating, financing and investing activities of $4,069,000, $1,433,000 and $9,998,000, respectively, have been excluded from the supplemental consolidated statements of income and cash flows for the nine months ended March 30, 2001.

Revenues and net income for the nine months ended March 30, 2001 have been restated for the merger as presented in the following table:

	Avnet Before	Kent Before	Avnet As
	Pooling	Pooling	Restated

	(Thousands)

Sales	$9,557,204	$719,051	$10,276,255

Net income from continuing operations	205,596	25,536	231,132

Net income	205,596	45,952	251,548

2.	The results of operations for the nine months ended March 30, 2001 are not necessarily indicative of the results to be expected for the full year.

3.	Inventories:

	March 30,	June 30,
	2001	2000

	(Thousands)

Finished goods	$2,175,383	$1,936,638

Work in process	12,407	7,744

Purchased parts and raw materials	76,616	68,839

	$2,264,406	$2,013,221

4.	From time to time, the Company may become liable with respect to pending and threatened litigation, taxes, and environmental and other matters. The Company has been designated a potentially responsible party or has had other claims made against it in connection with environmental clean-ups at several sites. Based upon the information known to date, management believes that the Company has appropriately reserved for its share of the costs of the clean-ups and it is not anticipated that any contingent matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

5.	Number of shares of common stock reserved for stock option and stock incentive programs as of March 30, 2001:	15,087,296

6.	Comprehensive income:

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(Thousands)

Net income	$251,548	$89,405

Foreign currency translation adjustments	31,083	(7,541)

Valuation adjustment – unrealized gain (loss) on investments in marketable securities	(2,293)	2,885

Total comprehensive income	$280,338	$84,749

Cumulative other comprehensive income (loss) items, consisting of translation and valuation adjustments, totaled ($23,499,000) and ($52,289,000) at March 30, 2001 and June 30, 2000, respectively.

7.	During the third quarter of fiscal 2000, the Company recorded $14,823,000 pre-tax and $8,877,000 after-tax ($0.08 per share on a diluted basis) of incremental special charges associated with the integration of Eurotronics B.V. and SEI Macro Group into Electronics Marketing (“EM”) EMEA ($10,120,000 pre-tax), the integration of JBA Computer Solutions into Computer Marketing (“CM”) North America ($3,146,000 pre-tax), and costs related to the consolidation of EM’s European warehousing operations ($1,557,000 pre-tax). Approximately $13,327,000 of the pre-tax charge was included in operating expenses and $1,496,000 was included in cost of sales, which represented a non-cash write-down. These charges include severance,

AVNET, INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

inventory reserves related to termination of product lines, write-downs associated with the disposal of fixed assets and other items.

During the second quarter of fiscal 2000, the Company recorded $28,030,000 pre-tax and $17,573,000 after-tax ($0.16 per share on a diluted basis) of incremental special charges associated with the integration of Marshall Industries into the Company ($18,413,000 pre-tax), the reorganization of the Company’s EM Asian operations ($5,409,000 pre-tax), costs related to the consolidation of the Company’s EM European warehousing operations ($1,509,000 pre-tax) and costs incurred in connection with its lawsuit against Wyle Laboratories, Inc. ($2,699,000 pre-tax). Approximately $17,739,000 of the pre-tax charge was included in operating expenses and $10,291,000 was included in the cost of sales. The charges related to the integration of Marshall Industries, the reorganization of the Asian operations and the consolidation of the European warehousing operations are comprised of severance, inventory reserves related to termination of product lines, real property lease terminations, employee and facility relocation costs, special incentive payments and other items.

During the first quarter of fiscal 2000, the Company recorded $6,111,000 pre-tax (all included in operating expenses) and $3,976,000 after-tax ($0.04 per share on a diluted basis) of incremental special charges associated with the reorganization of the EM European operations consisting primarily of costs related to the consolidation of warehousing operations. These charges included severance, adjustments of the carrying value of fixed assets, real property lease terminations and other items.

The total amount of special charges recorded in the first nine months of fiscal 2000 amounted to $48,964,000 pre-tax, $30,426,000 after-tax and $0.29 per share on a diluted basis. The impact on diluted earnings per share for the first nine months of fiscal 2000 related to the special charges described above is different than the sum of the applicable amounts for each of the first three quarters ($0.29 as compared with $0.28) due to the effect of the issuance of shares in connection with the acquisition of Marshall Industries and Eurotronics B.V. on average shares outstanding.

8.	Earnings per share:

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(Thousands, except per share data)

Net income from continuing operations	$231,132	$90,028

Interest on 4.5% convertible subordinated notes	4,192	—

Adjusted net income from continuing operations	$235,324	$90,028

Weighted average common shares for basic earnings per share	117,118	104,559

Net effect of dilutive stock options and restricted stock awards	1,489	1,260

Effect of 4.5% convertible subordinated notes	3,636	—

Weighted average common shares for diluted earnings per share	122,243	105,819

Basic earnings per share from continuing operations	$1.97	$0.86

Diluted earnings per share from continuing operations	$1.93	$0.85

AVNET, INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Earnings per share (continued):

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(Thousands, except per share data)

Net income	$251,548	$89,405

Interest on 4.5% convertible subordinated notes	4,192	—

Adjusted net income	$255,740	$89,405

Weighted average common shares for basic earnings per share	117,118	104,559

Net effect of dilutive stock options and restricted stock awards	1,489	1,260

Effect of 4.5% convertible subordinated notes	3,636	—

Weighted average common shares for diluted earnings per share	122,243	105,819

Basic earnings per share	$2.15	$0.86

Diluted earnings per share	$2.09	$0.84

The 4.5% convertible subordinated notes are excluded from the computation of earnings per share from continuing operations and earnings per share in the nine months ended March 31, 2000 as the effects were antidilutive.

All share and per share data for fiscal 2000 has been restated to reflect a two-for-one split of the Company’s common stock distributed on September 28, 2000 to shareholders of record on September 18, 2000.

9.	Additional cash flow information:

Other non-cash and other reconciling items primarily include the provision for doubtful accounts, gains/losses on the sale of businesses and disposition of fixed assets, and certain non-recurring items (see Note 7).

Due to the Company’s fiscal calendar and its historical dividend payment dates, the first nine months of fiscal 2000 contained two quarterly dividend payments as compared with three payments in the first nine months of fiscal 2001.

Acquisitions of operations in the first nine months of fiscal 2001 include primarily the October 31, 2000 acquisition of the EBV Group and RKE Systems (including a $50 million loan to Schroder Ventures – see “Acquisition” section of Management’s Discussion and Analysis of Financial Conditions and Results of Operations (“MD&A”)), contingent purchase price payouts associated with businesses acquired in prior fiscal years and the paydown of debt existing at the date of acquisition of Savoir Technology Group, Inc., net of cash acquired. Investments in non-consolidated entities during the first nine months of fiscal 2001 include primarily cash expended in connection with Spin Circuit, Inc., which provides an online design environment for engineers. The purchase prices for the acquisitions accounted for as purchases have been allocated, on a preliminary basis, to the assets acquired and liabilities assumed based upon estimated fair values as of the acquisition date and are subject to adjustment when additional information concerning asset and liability valuations is finalized. These acquisitions were financed by a variety of debt facilities and through issuance of equity which are described in the “Liquidity and Capital Resources” section of the MD&A.

Interest and income taxes paid in the first nine months were as follows:

	Nine Months Ended

	March 30,	March 31,
	2001	2000

	(Thousands)

Interest	$143,962	$59,615

Income taxes	137,553	211,132

AVNET, INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Segment information:

The Company’s newest segment, Avnet Applied Computing (“AAC”), began operating in the Americas effective as of the beginning of the second quarter of fiscal 2000, in Europe effective as of the beginning of the third quarter of fiscal 2000 and in Asia effective as of the beginning of the first quarter of fiscal 2001. The results for AAC in the Americas, Europe and Asia prior to the beginning of the second and third quarters of fiscal 2000 and the first quarter of fiscal 2001, respectively, are included in EM and CM as the results of the operating groups have not been restated. The comparative information indicated below has been significantly impacted by the Company’s recent acquisitions. See the “Acquisition” section contained in MD&A.

	Nine Months Ended
	(Thousands)
	March 30,	March 31,
	2001	2000

Sales:

Electronics Marketing	$6,361,141	$4,658,391

Computer Marketing	1,888,384	1,344,474

Kent Electronics	719,051	522,001

Avnet Applied Computing	1,307,679	440,399

	$10,276,255	$6,965,265

Operating income:

Electronics Marketing	$449,612	$251,916

Computer Marketing	56,996	24,573

Kent Electronics	39,690	22,465

Avnet Applied Computing	46,992	12,109

Corporate and special charges	(62,011)	(97,618)

	$531,279	$213,445

Sales, by geographic area:

Americas	$7,176,421	$5,218,220

EMEA	2,688,702	1,423,709

Asia/Pacific	411,132	323,336

	$10,276,255	$6,965,265

	March 30,	June 30,
	2001	2000

	(Thousands)
Assets:

Electronics Marketing	$3,433,069	$3,107,973

Computer Marketing	751,640	655,183

Kent Electronics	779,873	690,069

Avnet Applied Computing	607,488	226,762

Corporate	1,645,220	1,254,437

	$7,217,290	$5,934,424

Assets, by geographic area:

Americas	$5,058,187	$4,486,977

EMEA	1,885,888	1,165,809

Asia/Pacific	273,215	281,638

	$7,217,290	$5,934,424

AVNET, INC. AND SUBSIDIARIES
Notes to supplemental consolidated financial statements (continued)

11.	Summary of quarterly results (unaudited):

	First	Second	Third
	Quarter	Quarter	Quarter	Nine Months

	(Thousands, except per share amounts)
2001

Sales	$3,188,591	$3,630,494	$3,457,170	$10,276,255

Gross profit	487,573	542,761	522,760	1,553,094

Income from continuing operations before income taxes	141,460	145,280	116,069	402,809

Net income from continuing operations	82,365	81,923	66,844	231,132

Diluted earnings per share from continuing operations	0.68	0.69	0.56	1.93

EXHIBIT INDEX

Exhibit
Number

2	Amended and Restatement Agreement and Plan of Merger dated as of March 21, 2001 by and between Avnet, Inc. and Kent Electronics Corporation, filed as Appendix A to the Joint Proxy Statement / Prospectus constituting Part I of Amendment No. 1 to Avnet’s Registration Statement on Form S-4, Registration No. 333-58852 and incorporated by reference herein.

23	Consent of Arthur Andersen LLP